                           OFFER TO PURCHASE FOR CASH
                     UP TO 4,600,000 SHARES OF COMMON STOCK
                (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)

                                       OF

                         GUARANTY NATIONAL CORPORATION
                                       AT

                              $17.50 NET PER SHARE
                                       BY

                           ORION CAPITAL CORPORATION
                                      AND

             CERTAIN OF ITS WHOLLY-OWNED SUBSIDIARIES NAMED HEREIN
     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 5, 1996, UNLESS THE OFFER
                                  IS EXTENDED.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) EXPIRATION OR EARLIER TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (II) THE RECEIPT OF ALL REQUIRED STATE INSURANCE DEPARTMENT REGULATORY APPROVALS ON TERMS AND CONDITIONS SATISFACTORY TO THE PURCHASERS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE "THE OFFER" -- SECTION 10. IF MORE THAN 4,600,000 SHARES ARE PROPERLY TENDERED AND NOT WITHDRAWN, THEN, SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, SUCH SHARES WILL BE ACCEPTED ON A PRO RATA BASIS. SEE "THE OFFER" -- SECTION 2.

                         ------------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his Shares should either (1) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or (2) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and other required documents and guaranteed signatures to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in THE OFFER -- Section 3. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who is unable to deliver all documents required by the Letter of Transmittal to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in THE OFFER -- Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ------------------------------

                      The Dealer Manager for the Offer is:
                          DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORPORATION
                                  May 8, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION..........................................................................       1
SPECIAL FACTORS.......................................................................       3
  Background of the Transaction.......................................................       3
  Fairness of the Offer...............................................................       4
  Purpose and Structure of the Transaction; Plans for the Company After the Offer.....       6
  Certain Effects of the Transaction..................................................       7
  Interests of Certain Persons in the Transaction; Securities Ownership; Related
  Transactions........................................................................       8
  Dissenters' Rights..................................................................      12
  Certain Federal Income Tax Consequences.............................................      12
  Source and Amount of Funds -- Financing of the Offer................................      13
THE OFFER.............................................................................      13
 1.     Terms of the Offer; Expiration Date...........................................      13
 2.     Acceptance for Payment and Payment for Shares; Proration......................      14
 3.     Procedures for Accepting the Offer and Tendering Shares.......................      16
 4.     Withdrawal Rights.............................................................      18
 5.     Price Range of Shares; Dividends..............................................      19
 6.     Effect of the Offer on the Market for the Shares; Listing on the NYSE;
          Registration Under the Exchange Act.........................................      19
 7.     Certain Information Concerning the Company....................................      21
 8.     Certain Information Concerning the Purchasers.................................      24
 9.     Dividends and Distributions...................................................      26
10.     Certain Conditions of the Offer...............................................      27
11.     Certain Legal Matters.........................................................      29
12.     Fees and Expenses.............................................................      32
13.     Miscellaneous.................................................................      33
Schedule I -- Directors and Executive Officers of the Purchasers......................     I-1

To the Holders of Common Stock of
  GUARANTY NATIONAL CORPORATION:

                                  INTRODUCTION

     Orion Capital Corporation, a Delaware corporation ("Orion"), and certain of its wholly-owned subsidiaries named below (collectively referred to herein with Orion as the "Purchasers"), hereby offer to purchase up to 4,600,000 outstanding shares of Common Stock, par value $1.00 per share, of Guaranty National Corporation, a Colorado corporation (the "Company"), at $17.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Each outstanding share of Common Stock of the Company is referred herein to as a "Share." The name of each Purchaser and the percentage of Shares to be purchased by it pursuant to the Offer are as follows: Orion (17.4%), The Connecticut Indemnity Company (15.0%), Connecticut Specialty Insurance Company (2.5%), Design Professionals Insurance Company (3.5%), EBI Indemnity Company (2.9%), Employee Benefits Insurance Company (2.9%), The Fire and Casualty Insurance Company of Connecticut (5.2%) and Security Insurance Company of Hartford (50.6%). Each Purchaser reserves the right to purchase any Shares not purchased by the other Purchasers. The Purchasers also reserve the right to amend the Offer to reduce the number of Shares which will be purchased pursuant to the Offer, including as a result of the Insurance Regulatory Condition (as defined below).

     Unless the context otherwise requires, all references to Shares shall include any associated stock purchase rights (the "Rights") pursuant to the Rights Agreement dated November 20, 1991 between the Company and its rights agent and all benefits that may inure to holders thereof. Based upon publicly available information, Orion believes that, as of the date of this Offer to Purchase, the Rights are attached to the Shares and are not separately transferable or exercisable and will not become so by reason of the Offer by the Purchasers. See THE OFFER -- Section 11.

     Tendering stockholders will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Orion will pay all charges and expenses of State Street Bank and Trust Company (the "Depositary"), D.F. King & Co., Inc. (the "Information Agent") and Donaldson, Lufkin & Jenrette Securities Corporation, which is acting as Dealer Manager (the "Dealer Manager") in connection with the Offer. See THE OFFER -- Section 12.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) EXPIRATION OR EARLIER TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (II) THE RECEIPT OF ALL REQUIRED STATE INSURANCE DEPARTMENT REGULATORY APPROVALS ON TERMS AND CONDITIONS SATISFACTORY TO THE PURCHASERS (THE "INSURANCE REGULATORY CONDITION"). SUCH FOREGOING CONDITIONS AND THE OTHER CONDITIONS TO THE OFFER ARE SET FORTH IN THE OFFER -- SECTION 10. IF MORE THAN 4,600,000 SHARES ARE PROPERLY TENDERED BY THE EXPIRATION DATE (AS DEFINED HEREIN) AND NOT WITHDRAWN, THEN, SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, TENDERED SHARES WILL BE ACCEPTED ON A PRO RATA BASIS (WITH APPROPRIATE ADJUSTMENTS TO AVOID PURCHASES OF FRACTIONAL SHARES) ACCORDING TO THE NUMBER OF SHARES PROPERLY TENDERED BY EACH STOCKHOLDER AT OR PRIOR TO THE EXPIRATION DATE AND NOT WITHDRAWN.

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "March 10-Q"), filed with the Securities and Exchange Commission (the "Commission"), there were 14,961,354 Shares outstanding as of May 6, 1996. Orion and its subsidiaries own in the aggregate 7,409,942 Shares, representing approximately 49.5% of the Shares outstanding at such date. The 4,600,000 Shares subject to the Offer represent approximately 30.7% of the outstanding Shares and approximately 60.9% of the outstanding Shares not already owned by Orion and its subsidiaries. The approximate number of holders of Shares as of February 29, 1996 was 2,000, including both record and beneficial shareholders.

     Each of the Purchasers believes that increasing its beneficial ownership of Shares represents a favorable investment opportunity, especially since a higher percentage of ownership will allow Orion to become more involved in setting the strategic direction of the Company and will, among other things, enable the Purchasers to participate to a greater extent in any future growth of the Company and any appreciation in value of the Shares. In addition, if all 4,600,000 Shares are properly tendered and purchased in accordance with the terms of the Offer, Orion will be able to include the Company in the consolidated federal income tax return of Orion as a member of Orion's affiliated group. Section 1504(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), requires generally that 80% or more of both the total voting power and the total value of the stock of a corporation (other than certain preferred stock) be owned by one or more of the members of an affiliated group in order for such corporation to be included in the consolidated federal income tax return of such group. See SPECIAL FACTORS -- "Background of the Transaction"; "Purpose and Structure of the Transaction; Plans for the Company After the Offer" and "Certain Effects of the Transaction."

     If, upon consummation of the Offer, Orion and its subsidiaries together own less than 80% of the outstanding Shares, Orion and/or one or more of its subsidiaries may purchase additional Shares in order to acquire an 80% ownership interest in the Company, subject to the availability of funds and other investment opportunities. Such purchases may be made through open market or privately negotiated purchases or another tender offer (which may be for less than all the Shares), subject to market conditions, at prices which may be greater or less than the Offer price for the Shares. There can be no assurance that Orion and its subsidiaries will acquire such additional Shares or over what period of time such additional Shares, if any, might be acquired.

     Once Orion and its subsidiaries have acquired 80% of the outstanding Shares, Orion intends to purchase additional Shares, directly or indirectly through its wholly-owned subsidiaries, from time to time in order to offset any dilution caused by future issuances of securities by the Company whether as a result of grants under employee benefit plans or otherwise.

     Following completion of the Offer, the Purchasers intend that the Company will operate with its own management and that the Shares will continue to be publicly traded. The Purchasers have no current intention to propose a merger or other business combination with the Company. After completion of the Offer, Orion and its subsidiaries will have effective control of the Company. See SPECIAL FACTORS -- "Purpose and Structure of the Transaction; Plans for the Company After the Offer" and THE OFFER -- Section 11.

     Information included in this Offer to Purchase about the Company, its advisors and contacts of the Company with parties other than the Purchasers has been taken from, or is based upon, publicly available documents on file with the Commission and is qualified in its entirety by reference to such documents. Certain of the executive officers and directors of Orion are also directors of the Company, and certain non-public information concerning the Company has been made available to those directors in their capacity as directors of the Company. See SPECIAL FACTORS -- "Background of the Transaction" -- "Fairness of the Offer" and -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions." Although the Purchasers do not have any knowledge that would indicate that any statements contained herein which are based on such public documents or on information concerning the Company otherwise provided to Orion are untrue, the Purchasers cannot take responsibility for the accuracy or completeness of such public documents or for any failure by the Company to disclose events which may have occurred and which have affected or may affect the significance or accuracy of any such information.

     THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     Since August 1984, Orion has had, directly or through wholly-owned subsidiaries, a substantial ownership interest in the Company. In November 1988, Orion, through wholly-owned subsidiaries, increased its ownership of the Company from 49.7% to 100%. On November 20, 1991, Orion sold 6,250,000 Shares of the Company's common stock in an initial public offering at a net price per Share of $13.60, reducing its ownership interest to 49.3% of the then outstanding Shares. Since then, the Company has operated as an independent publicly-traded company.

     In connection with the 1991 public offering, Orion, certain of its subsidiaries and the Company entered into a Shareholders Agreement. Such Agreement was amended in 1994 to provide for an increase in the number of directors, including directors independent of management and Orion, and was most recently amended in March 1995 to provide for increasing the number of directors to eleven. Pursuant to the Shareholders Agreement, as amended (the "Shareholders Agreement"), Messrs. Alan R. Gruber, Chairman and Chief Executive Officer of Orion, Larry D. Hollen, President and Chief Operating Officer of Orion, and William J. Shepherd, a director of Orion, currently serve as Orion's designated directors on the Company's Board. Mr. Gruber is Chairman of the Board of the Company. Messrs. Gruber and Shepherd represent two of the four members of the Company's Compensation Committee. Mr. Shepherd is the Chairman of both Orion's Compensation Committee and the Company's Compensation Committee. For additional information about the Shareholders Agreement, see SPECIAL FACTORS -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions" and THE OFFER -- Section 11.

     Mr. Robert B. Sanborn, Mr. Hollen's predecessor as President and Chief Operating Officer of Orion, who is a director of and a senior executive consultant to Orion, is also a member of the Company's Board and of its Compensation Committee. Mr. Sanborn receives the regular fees and other benefits provided to all non-employee directors of the Company. Mr. Roger B. Ware, the Company's President and Chief Executive Officer, serves as a member of Orion's Board of Directors but is not a member of any of its committees. Mr. Ware receives the regular fees and other benefits provided to all non-employee directors of Orion.

     Orion and the Company are also parties to an investment management agreement pursuant to which the investment portfolio of the Company (other than short-term investments and a portion of the equity portfolio) is managed by Orion under the direction and supervision of the Company and subject to the Company's investment policies. In addition, Orion's insurance subsidiaries have entered into certain reinsurance agreements in the ordinary course of business with the Company's insurance subsidiaries. For additional information about transactions between Orion and the Company, see SPECIAL FACTORS -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions."

     On July 18, 1995, the Company acquired all the capital stock of Viking Insurance Holdings, Inc. ("Viking Holdings") for a total consideration of $102,700,000 (subject to certain adjustments). The Company financed the acquisition of Viking Holdings by selling 1,550,000 Shares in a European offering pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and utilizing a portion of a new $110,000,000 credit facility from a group of lending banks. Certain of Orion's wholly-owned subsidiaries held $20,896,000 of the Company's subordinated promissory notes due 2003 (the "2003 Notes") which had been issued in November 1991. To facilitate the Company's acquisition of Viking Holdings, the entire principal amount of the 2003 Notes was converted in July and October 1995 into 1,326,128 Shares at $15.76 per Share, the same net price received by the Company in its Regulation S offering. The conversion of the 2003 Notes restored Orion to its previous ownership level in the Company of slightly less than 50% of the outstanding Shares following the increase in the number of Shares resulting from the Company's Regulation S offering. See SPECIAL FACTORS -- "Interests of Certain Persons in the Transaction; Securities Ownership;

Related Transactions." Orion's subsidiaries received the following number of Shares upon conversion of the 2003 Notes:

                                                                                NUMBER OF
                                                                             SHARES RECEIVED
                                                                             ---------------
    The Connecticut Indemnity Company......................................        74,462
    Connecticut Specialty Insurance Company................................        10,154
    Design Professionals Insurance Company.................................        47,448
    EBI Indemnity Company..................................................        47,046
    Employee Benefits Insurance Company....................................        67,212
    The Fire and Casualty Insurance Company of Connecticut.................        27,416
    Security Insurance Company of Hartford.................................       855,721
    Security Reinsurance Company...........................................       128,955
    SecurityRe, Inc........................................................        67,714
                                                                                ---------
              Total........................................................     1,326,128
                                                                                =========

     From November 1995 through March 1996, Design Professionals Insurance Company ("DPIC") acquired an additional 80,000 Shares in open market purchases. Except as set forth below or elsewhere herein, there have been no transactions or negotiations between or among Orion, the Company and their affiliates and third parties in the last three fiscal years regarding a merger, consolidation, asset acquisition, tender offer, sale of assets, election of directors, or acquisition of securities.

     In December 1995, a representative of a company in the insurance industry expressed an interest to Mr. Gruber in acquiring from Orion its Shares in connection with a possible acquisition of the Company. In a subsequent conversation in February 1996, the representative of such company indicated that its management had decided to pursue another possible acquisition. No further contact has been made by the interested party and no price for securities of the Company was discussed.

     Also in February 1996, Mr. Gruber discussed with a representative of another insurance company a possible acquisition from Orion of its Shares. Such company decided to pursue other opportunities. No price was discussed for the Shares, and no offer was made.

     In March 1996, a representative of a financial intermediary told Mr. Gruber that he had proposed to a named third-party entity the possible purchase from Orion of its Shares in connection with a possible purchase of the Company. The financial intermediary was not retained by Orion to effect such a transaction and Orion has no information to the effect that he has been retained to do so by the third party. Orion has had no further contact concerning the proposal, has received no offer and is not engaged in negotiations concerning the proposal.

     Messrs. Ware and Gruber have discussed from time to time increasing Orion's ownership interest in the Company. At the April 2, 1996 Board of Directors meeting of the Company, Mr. Ware asked Mr. Gruber to indicate Orion's present plans, if any, with respect to increasing its ownership interest in the Company. Mr. Gruber indicated that no plans, proposals or any intention had been arrived at by Orion or its subsidiaries which hold Shares, but that each reserved the right to develop plans to acquire additional Shares, including through open-market purchases or a tender offer which could be for all or a part of the Shares. Mr. Ware expressed his preference for Orion's acquiring all of the equity of the Company.

     On May 7, 1996, at special meetings, the Board of Directors of each Purchaser authorized the making of the Offer. At the meeting of the Board of Directors of Orion, Mr. Ware participated but abstained from voting. The Company was advised that the Offer would be commenced on May 8, 1996. A press release was issued by Orion on May 7, 1996.

FAIRNESS OF THE OFFER

     The Offer price of $17.50 per Share was determined by Orion, with the other Purchasers, after considering the factors set forth below and without negotiations with the Company.

     The Purchasers believe that the Offer is fair to the unaffiliated holders of Shares to whom it is directed. In concluding that the Offer is fair to such stockholders, the Purchasers have considered, among other matters, (i) that the $17.50 per Share price represents a premium of $1.375 over the closing sale price of $16.125 per Share as reported by the New York Stock Exchange (the "NYSE") on May 7, 1996, the date prior to the commencement of the Offer; (ii) that the $17.50 per Share price represents an increase of $3.12 over the net book value per Share of $14.38 as of March 31, 1996 and an increase of $5.33 over the tangible book value per Share of $12.17 as of the same date (the Purchasers have made no analysis of the liquidation value of the Company and therefore have no basis for expressing an opinion as to the comparison of the Offer price to liquidation value); (iii) recent, and historical, market prices of the Shares since the Company became a public company in November 1991, including the average daily closing stock price for the six-month period ended April 30, 1996 of $14.695; (iv) Orion's evaluation of competitive trends and other conditions in the markets in which the Company operates; (v) Orion's knowledge of the business, historical results of operations and the properties, assets and earnings of the Company and its recent financial and operating performance (see THE OFFER -- Section 7); (vi) the per Share price of $16.50 ($15.76 net of expenses) received by the Company from the sale of 1,550,000 Shares in June 1995 in the Regulation S offering; (vii) the conversion price of $15.76 per Share for an aggregate of 1,326,128 Shares issued in June and October of 1995 for the conversion of $20,896,000 of the 2003 Notes of the Company which were held by subsidiaries of Orion; (viii) the average per Share price of approximately $14.45 paid by the Company both to subsidiaries of Orion and to unaffiliated holders in 1994 for the repurchase of 459,200 Shares pursuant to the repurchase program authorized by the Company's Board of Directors in 1994 (see THE OFFER -- Section 9); (ix) the per Share prices paid by DPIC ranging from $13.375 to $14.00 to acquire 80,000 Shares in the open market between November 1995 and March 1996; and (x) the fact that the Purchasers already beneficially own 49.5% of the outstanding Shares.

     The foregoing discussion of the information and factors considered by the Purchasers is not intended to be exhaustive. In view of the wide variety of factors considered in connection with their determination of the Offer price and their evaluation of the fairness of the Offer, the Purchasers did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Purchasers viewed their position as being based on the totality of the information presented to and considered by them. On balance, however, the Purchasers viewed the factors set forth in items (i) through (v) and (x) as very favorable to their decision, the matters set forth in items (vi) and (ix) as being influential, and the remainder of lesser significance. In particular, the Purchasers consider that the Offer price of $17.50 per Share represents a premium over the price at which the Shares were trading immediately prior to the date of commencement of the Offer.

     The Purchasers also have taken into account that the liquidity and market value of the remaining Shares held by the public could be adversely affected by the reduction in the number of stockholders, reduction in the number of Shares held by unaffiliated stockholders, the possible delisting of the Shares by the NYSE and the possible deregistration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Purchasers have further taken into account their intent and present expectation that the Shares will remain publicly traded. See SPECIAL FACTORS -- "Certain Effects of the Transaction" and THE OFFER -- Section 6.

     In advance of a meeting of the Board of Directors of the Company in December 1995, the Company provided its 1996 operating plan to the members of its Board of Directors, including Messrs. Gruber, Hollen, Sanborn and Shepherd (all of whom are members of the Board of Directors of Orion of which Mr. Gruber is Chairman of the Board, Messrs. Gruber and Hollen are executive officers and Mr. Sanborn is a senior executive consultant) (see INTRODUCTION and SPECIAL FACTORS -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions"). Such operating plan was prepared by the Company's management based on numerous assumptions concerning mix of business, changes in insurance premium rates, growth, renewal rates, claim frequencies and severity, commission ratios, premium taxes, expenses, realized gains, shareholder dividends and other factors. The 1996 operating plan includes premiums earned of $486,481,000; operating earnings (earnings after taxes, excluding realized investment gains and losses) of $22,401,000 or $1.50 per Share; and net income (including assumed realized investment gains) of

$24,351,000 or $1.63 per Share. In 1995 the Company had premiums earned of $390,017,000, operating earnings of $6,790,000 or $.51 per Share, and net income of $8,929,000 or $.67 per Share. For the first quarter of 1996 and 1995, respectively, the Company's earned premiums were $115,470,000 and $79,468,000; operating earnings were $4,499,000, or $.30 per Share, and $5,398,000, or $.45 per Share; and net income was $5,787,000, or $.39 per Share, and $5,768,000, or $.48 per Share.

     Orion believes that the 1996 operating plan is based on a variety of assumptions which, though considered reasonable by the Company's management for purposes of establishing an operating business plan, are subject to substantial uncertainties and contingencies, many of which are beyond the Company's control. The 1996 operating plan was not prepared with a view to public dissemination or compliance with published guidelines of the Commission or of the American Institute of Certified Public Accountants. The information cited therefrom is included herein solely because it was known to the executive officers and directors of Orion during the period when it was considering whether to proceed with the Offer. None of the Purchasers assumes any responsibility for the accuracy of the 1996 operating plan. For historical financial information concerning the Company, see THE OFFER -- Section 7.

     The Purchasers have not obtained, or sought to obtain, any report, opinion or appraisal from an outside party, including, without limitation, an investment banker's opinion as to the fairness of the Offer to unaffiliated holders of Shares. The Purchasers have not negotiated the Offer price with the Company and do not intend to do so.

PURPOSE AND STRUCTURE OF THE TRANSACTION; PLANS FOR THE COMPANY AFTER THE OFFER

     Orion, through its subsidiaries, beneficially owns approximately 49.5% of the Shares outstanding as of May 6, 1996. A principal purpose of the Offer, in addition to its being a favorable investment opportunity, is to achieve a sufficient ownership interest in the Company to permit Orion to file consolidated federal income tax returns that include the Company. Section 1504(a)(2) of the Code requires generally that 80% or more of both the total voting power and the total value of the stock of a corporation (other than certain preferred stock) be owned by one or more of the members of an "affiliated group" in order for such corporation to be included within such group and thereby join in the filing of consolidated federal income tax returns of such group. See INTRODUCTION and SPECIAL FACTORS -- "Certain Effects of the Transaction" with respect to the federal income tax sharing agreement that Orion intends to seek to enter into with the Company in such event.

     As described under THE OFFER -- Section 2, if fewer than 4,600,000 Shares are properly tendered and purchased pursuant to the Offer, and Orion together with the other entities in its consolidated tax group then owns less than 80% of the outstanding Shares, Orion intends, subject to market conditions, that it and/or its wholly-owned subsidiaries will purchase additional Shares in order to acquire an 80% ownership interest in the Company. Such purchases may be made through open market or privately negotiated purchases or another tender offer (which may be for less than all the Shares), at prices acceptable to Orion and its subsidiaries, which may be greater or lesser than the Offer price for the Shares. There can be no assurance that such purchases of Shares will be made or over what period of time such Shares, if any, might be purchased.

     After completion or termination of the Offer, regardless of the number of Shares purchased in the Offer, Orion also reserves the right to purchase directly or through its subsidiaries additional Shares in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise. Any acquisition of Shares by Orion, or its subsidiaries, would have to be made in accordance with applicable legal requirements, including those under the Exchange Act. After completion or termination of the Offer, Orion also reserves the right, but has no present intention, (i) to sell Shares in open market or negotiated transactions, (ii) to propose a merger or other similar business combination of the Company involving consideration consisting of cash or securities or a combination of cash and securities or (iii) to propose such a transaction involving consideration having a value more or less than the amount to be paid per Share pursuant to the Offer. See THE OFFER -- Section 11.

     It is the present intention of the Purchasers, following the consummation of the Offer, that the Company operate with its own management and that its Shares will continue to be publicly traded. However, upon the completion of the Offer, Orion reserves the right to conduct a further review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances which then exist, subject to applicable legal requirements. Such changes could include, in addition to those described under SPECIAL FACTORS -- "Purpose and Structure of the Transaction; Plans for the Company After the Offer" and -- "Certain Effects of the Transaction", changes in the Company's or any subsidiary's business, corporate structure, articles of incorporation, by-laws, capitalization, board of directors, management or dividend policy. The Purchasers expect that the Company will continue to have a number of directors who are independent of management of the Company, consistent with applicable law and the requirements of the NYSE and other regulatory bodies.

     For additional information concerning legal or contractual requirements applicable to the Purchasers' plans, see THE OFFER -- Section 11. In addition, while Orion does not intend or presently anticipate that the acquisition of up to 4,600,000 Shares in the Offer, if the Offer is consummated, would result in the delisting of the Shares which currently trade on the NYSE or in deregistration of the Shares under Section 12 of the Exchange Act, there can be no assurance that this will not occur. See SPECIAL FACTORS -- "Certain Effects of the Transaction" and THE OFFER -- Section 6.

     Except as set forth above in this Offer to Purchase, none of the Purchasers has any present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material changes in the Company's corporate structure, business or composition of its management or personnel; (iv) any material change in the present capitalization, dividend rate or policy or indebtedness of the Company;
(v) any change in the present board of directors of the Company, including, but not limited to, any plan or proposal to change the number or term of existing directors, to fill any existing vacancy on the board or to change any term of the employment contract of any executive officer; (vi) a class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted on an inter-dealer quotation system of a registered national securities association or becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

CERTAIN EFFECTS OF THE TRANSACTION

     Certain of the effects of the transactions contemplated by the Offer are described in this Offer to Purchase under SPECIAL FACTORS -- "Purpose and Structure of the Transaction; Plans for the Company After the Offer" and THE OFFER -- Section 6.

     The Purchasers believe that the Offer presents a favorable opportunity to stockholders of the Company not affiliated with Orion to sell at least a portion of their Shares (subject to proration) and to continue to hold Shares and participate in the on-going business of the Company. See SPECIAL
FACTORS -- "Purpose and Structure of the Transaction; Plans for the Company After the Offer." The Purchasers have also considered that if the Offer is consummated, stockholders who tender Shares will forego the opportunity to participate in any future growth prospects of the Company in respect of the Shares sold by them.

     In the event that the Offer is consummated, the interest of Orion and its wholly-owned subsidiaries in the net book value and net earnings of the Company, in terms of both percentages and dollar amounts, will increase in direct proportion to the increase in the percentage of outstanding Shares owned by them resulting from the Share acquisitions pursuant to the Offer. If all of the 4,600,000 Shares are purchased pursuant to the Offer, Orion's beneficial interest in the net book value at March 31, 1996 and net earnings of the Company for the three months ended March 31, 1996 as reflected in the March 10-Q would increase to 80.3%, or $172,773,000, and $4,647,000, respectively, assuming no exercise of outstanding stock options.

     The liquidity of the Shares is expected to be reduced after consummation of the Offer. The Purchasers do not believe that liquidity will be materially adversely affected other than possibly for holders of large blocks of Shares. Although the Purchasers do not intend and presently do not expect that this will occur, the Purchasers cannot assure that the Shares may not be delisted from the NYSE and the registration of the Shares under the

Exchange Act terminated if the Purchasers purchase 4,600,000 Shares pursuant to the Offer. Deregistration under the Exchange Act, should it occur, would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with stockholders meetings, no longer applicable. In such event, the Company would also no longer be required to file periodic reports with the Commission. In such circumstances, the Shares may no longer be "margin securities." See THE OFFER -- Section 6. Except as otherwise described in this Offer to Purchase, upon consummation of the Offer, the Purchasers currently expect the business and operations of the Company to be continued substantially as they are currently being conducted.

     In the event the Offer is consummated and Orion, together with its subsidiaries, owns 80% or more of the outstanding Shares, Orion intends to seek to enter into a federal income tax sharing agreement with the Company and the Company's subsidiaries. Such agreements typically provide for the filing of consolidated federal income tax returns and would require the Company and its subsidiaries to make payments to Orion in amounts equal to their tax liabilities computed on a separate basis. If the Company and its subsidiaries generate losses or credits which actually reduce Orion's consolidated tax liability or which would have resulted in a refund on a separate company basis during the period the Company and its subsidiaries are members of the affiliated group, such an agreement would generally require Orion to pay to the Company and its subsidiaries the amount of such reduction or refund. Such agreements would typically address the timing of such payments, the resolution of tax disputes and other similar matters.

     For a discussion of certain federal income tax consequences of the Offer and the transactions contemplated as set forth in this Offer to Purchase, see also SPECIAL FACTORS -- "Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION; SECURITIES OWNERSHIP; RELATED TRANSACTIONS

     Directors and Officers. As described in this Offer to Purchase under SPECIAL FACTORS -- "Background of the Transaction" and -- "Purpose and Structure of the Transaction; Plans for the Company After the Offer", three of the Company's directors are designated by Orion pursuant to the Shareholders Agreement, including Mr. Gruber, who is Chairman of the Board of the Company and also of Orion. The Shareholders Agreement also provides that so long as Orion or its subsidiaries beneficially own in the aggregate 30% or more of the voting securities of the Company, Orion will continue to have the right to designate three nominees to the Company's Board (one of whom will be the Chairman of the Board), and so long as Orion or its subsidiaries beneficially own 20% or more of the Company's securities, Orion will have the right to designate two nominees. Orion may also require that the Company's Compensation Committee include Orion's nominees to the Company's Board. None of Orion's nominees, other than Mr. Shepherd, receives any compensation from the Company, including any retainer fee or attendance fee, for his services, except for travel expenses in connection with attendance at directors' meetings. For information concerning the directors and executive officers of the Purchasers, see Schedule I to this Offer to Purchase.

     Securities Ownership. Orion, through its subsidiaries, owns, in the aggregate, 7,409,942 Shares. Set forth below is the number of Shares held by the Purchasers respectively as of the date of this Offer to Purchase:

                                                                         NO. OF
                                PURCHASER                                SHARES        %*
    ------------------------------------------------------------------  ---------     ----
    The Connecticut Indemnity Company.................................    407,795      2.7
    Connecticut Specialty Insurance Company...........................    110,154      0.7
    Design Professionals Insurance Company............................    167,115      1.1
    EBI Indemnity Company.............................................    505,379      3.4
    Employee Benefits Insurance Company...............................    493,612      3.3
    The Fire and Casualty Insurance Company of Connecticut............    197,416      1.3
    Security Insurance Company of Hartford............................  4,921,802     32.9

- ---------------
* Based on the number of Shares reported by the Company in the March 10-Q to be outstanding as of May 6, 1996.

     In addition, two other wholly-owned subsidiaries of Orion own Shares as follows: SecurityRe, Inc. owns 67,714 Shares or 0.5% of the Shares outstanding and Security Reinsurance Company owns 538,955 Shares or 3.6% of the Shares outstanding as of such date.

     Although each of Orion's subsidiaries has sole power to vote and dispose of its Shares and makes its own investment decisions, Orion is deemed by its direct or indirect voting control of the subsidiaries to be able ultimately to direct the acquisition, voting and disposition of the Shares held by its subsidiaries.

     As indicated elsewhere herein, DPIC purchased a total of 80,000 Shares in the open market from November 1995 through March 1996 at prices ranging from $13.375 to $14.00 for an average price per Share of $13.70. Of the 80,000 Shares, 13,500 Shares were purchased during the 60 days prior to the date of this Offer to Purchase on the dates and at the prices set forth below:

                                                                        PRICE
                                                                      PER SHARE
                                                        NO. OF         (NET OF
                          NAME                          SHARES       COMMISSIONS)      DATE
    Design Professionals Insurance Company...........     1,900        $  13.50       3/11/96
                                                         10,000          13.625       3/12/96
                                                          1,600           13.50       3/12/96

     The conversion in 1995 of the 2003 Notes of the Company is discussed under SPECIAL FACTORS -- "Background of the Transaction" above.

     In other transactions, pursuant to the Company's 1994 repurchase program (referred to under SPECIAL FACTORS -- "Fairness of the Offer" above and THE OFFER -- Section 9), in 1994 the Purchasers sold an aggregate of 139,600 Shares to the Company at an average price per Share of $14.62. Such aggregate number of Shares sold by Orion's subsidiaries represented approximately 1.1% of the Shares outstanding immediately prior to the adoption by the Company of its share repurchase program.

     No executive officer or director of Orion or of any of the other Purchasers, or to the knowledge of Orion, any associate of the persons named on
Schedule I hereto beneficially owns, or has the right to acquire, directly or indirectly, any Shares except as follows:

                                      NAME                                    NO. OF SHARES
    W. Marston Becker.......................................................       1,400
    Bertram J. Cohn.........................................................     103,600*
    Robert B. Sanborn.......................................................       1,000
    Raymond J. Schuyler.....................................................         500
    William J. Shepherd.....................................................       5,000
    John R. Thorne..........................................................       1,500
    Roger B. Ware...........................................................      74,321**

- ---------------
* Mr. Cohn, as a managing director of First Manhattan Company, acts as co-manager in conjunction with another co-manager of each of two discretionary accounts which hold an aggregate of 103,600 Shares.

** As reported in the Company's Proxy Statement dated March 28, 1996 for its
   Annual Meeting of Stockholders. The number includes Shares beneficially owned as well as non-vested restricted stock and exercisable options.

     No executive officer or director has effected any transaction in the Shares during the past 60 days except that Mr. Robert H. Jeffrey sold 1,300 Shares on March 11, 1996 at a price of $13.50 per Share. For information concerning the business address of the foregoing persons, see THE OFFER -- Section 8 and
Schedule I.

     None of Orion's wholly-owned subsidiaries will tender Shares in the Offer. Orion has been advised that each of Messrs. Becker, Cohn, Schuyler, Shepherd and Thorne intends to tender his Shares but that Mr. Sanborn does not intend to tender his Shares. At present Orion has no information as to whether Mr. Ware intends to tender any Shares. None of the Purchasers nor any of their directors or executive officers, in his capacity as such, makes any recommendation to the stockholders of the Company regarding the Offer.

     According to the Company's Proxy Statement dated March 28, 1996 for its Annual Meeting of Stockholders to be held May 15, 1996 (the "Annual Meeting Proxy Statement"), the only holder of 5% or more of the Shares, other than Orion through its subsidiaries, is Sanford C. Bernstein & Co., Inc., One State Street Plaza, New York, New York 10004, which owned, as reported in its Schedule 13G filed with the Commission on February 7, 1996, 779,200 Shares or 5.21% of the Shares issued and outstanding as of that date. Based on information set forth in the Annual Meeting Proxy Statement, the directors and executive officers of the Company as of January 31, 1996 beneficially owned (including Shares outstanding, Shares subject to options exercisable within 60 days of January 31, 1996 and restricted Shares) an aggregate 219,122 Shares, of which 1,000 Shares were owned by Robert B. Sanborn, 5,000 Shares were owned by William J. Shepherd, 74,321 Shares were owned by Roger B. Ware, 400 Shares by Dennis J. Lacey, 39,482 Shares by Arthur J. Mastera, 506 Shares by M. Ann Padilla, 41,236 Shares by Michael L. Pautler, 12,000 Shares by James R. Pouliot, 500 Shares by Carroll D. Speckman, 25,216 Shares by Fred T. Roberts and 1,500 Shares by Richard R. Thomas.

     According to the Annual Meeting Proxy Statement, the Company adopted a Long Term Incentive Plan in 1991 for all of its employees under which, as of December 31, 1995, the number of Shares underlying outstanding unexercised options held by the named executive officers of the Company was as follows:

                                                                        NUMBER OF
                                                                   UNEXERCISED OPTIONS
                                                                       AT YEAR-END
                                                              -----------------------------
                                NAME                          EXERCISABLE     UNEXERCISABLE
        Roger B. Ware.......................................     45,250           15,750
        Fred T. Roberts.....................................     22,250           10,750
        Arthur J. Mastera...................................     20,250           10,750
        Michael L. Pautler..................................     23,250           10,750
        James R. Pouliot....................................         --           35,000

     Except as set forth herein, to the Purchasers' knowledge, no member the Company's management or Board of Directors has interests in the Offer which are not identical to those of other holders of the Shares.

     Related Transactions. As indicated elsewhere herein, Orion and its subsidiaries have entered into several agreements with the Company and its subsidiaries. Pursuant to the Shareholders Agreement, Messrs. Gruber, Hollen and Shepherd serve on the Company's Board of Directors. Under the Shareholders Agreement, Orion also has the right on up to three occasions to require the Company to register under the Securities Act Shares owned by Orion and its wholly-owned subsidiaries, which right expires in November 1997. In addition, the Company has agreed to use its best efforts to include such Shares in any underwritten public offering of its Shares under the Securities Act and to pay all expenses in connection with the first two registrations.

     Most state insurance codes require transactions between a licensed insurance company and its affiliates to be fair and reasonable. In the case of certain material transactions, an insurance company must obtain prior approval of the transaction from the appropriate state insurance department. Reinsurance agreements, tax sharing agreements, loans, guarantees, sales and other transactions of a material size, as well as management, service and cost sharing agreements must similarly be approved.

     In the ordinary course of business, the Company's insurance subsidiaries reinsure certain risks with other companies. Such arrangements serve to limit their maximum loss on large risks. To the extent that any reinsuring company is unable to meet its obligations, the Company's insurance subsidiaries would not be relieved of their liabilities. For 1995, Guaranty National Insurance Company ("GNIC") and Landmark American Insurance Company ("LAIC"), wholly-owned subsidiaries of the Company, were parties to a 100% reinsurance agreement with an Orion insurance subsidiary. Premiums written and ceded under this agreement are included in premiums written as reported in the Company's financial statements and were $152,000 for 1995. Insurance subsidiaries of the Company were paid $5,000 in fees in conjunction with this reinsurance agreement. Also, during 1995 GNIC was a party to reinsurance agreements with Orion insurance subsidiaries pursuant to which GNIC assumed business written through affiliates totalling $9,495,000 in premiums. GNIC paid to the Orion insurance subsidiaries $160,000 in fees and reimbursed $178,000 of actual expenses incurred by Orion's insurance subsidiaries in conjunction with this reinsurance agreement. For 1994, GNIC and LAIC were parties to a 100% reinsurance agreement with an Orion insurance subsidiary. Premiums written and ceded under this agreement are included in premiums written as reported in the Company's financial statements and were $643,000 for 1994. The Company's insurance subsidiaries were paid $14,000 in fees and reimbursed $1,000 for expenses in conjunction with this reinsurance agreement. Also, during 1994 GNIC was a party to reinsurance agreements with Orion insurance subsidiaries pursuant to which GNIC assumed business written through affiliates totalling $30,921,000 in premium. GNIC paid to Orion's insurance subsidiaries $666,000 in fees and reimbursed $774,000 of actual expenses incurred by Orion's insurance subsidiaries in conjunction with this reinsurance agreement. For 1993 GNIC and LAIC were parties to a 100% reinsurance agreement with an Orion insurance subsidiary. Premiums written and ceded under this agreement are included in premiums written as reported in the Company's financial statements and were $847,000 for 1993. The Company's insurance subsidiaries were paid $15,000 in fees and reimbursed $1,000 for expenses in conjunction with this reinsurance agreement. Also, during 1993 GNIC and LAIC were parties to reinsurance agreements with Orion insurance subsidiaries pursuant to which GNIC assumed business written through affiliates totalling $30,856,000 in premiums. The Company's insurance subsidiaries paid to Orion's insurance subsidiaries $582,000 in fees and reimbursed $673,000 for actual expenses in conjunction with this reinsurance agreement.

     Effective January 1, 1993, the Company's insurance subsidiaries entered into a reinsurance agreement ("1993 Agreement") with National Reinsurance Corporation ("NRC"), a wholly-owned subsidiary of National Re Holdings Corporation ("National Re"). The 1993 Agreement, as amended, primarily provides reinsurance limits up to $6,000,000 in excess of the Company's retention of $150,000 to $300,000. The Company ceded $38,215,000 in premiums to NRC during 1995 and received $12,358,000 in ceding commissions. Subject to certain renewal and cancellation provisions, the agreement expires at the end of 1998. With the exception of 1992, NRC has been a principal reinsurer of the Company since 1985. Mr. Steven B. Gruber, a son of Mr. Alan R. Gruber, Chairman of the Company and of Orion, has been a director of National

Re since 1990. Neither of the Messrs. Gruber participated in the negotiation of the 1993 Agreement and its subsequent amendments. The 1993 Agreement, as amended in 1994, provided reinsurance limits up to $9,700,000 in excess of the Company's retention of $300,000. The Company ceded $31,929,000 in premiums to NRC during 1994 and received $10,377,000 in ceding commissions. The Company ceded $27,722,000 in premiums during 1993 to NRC and received $9,010,000 in ceding commissions.

     A subsidiary of Orion is an agent for the Company, pursuant to the Company's standard agency contract. During 1995, this agency produced $411,000 in premiums and was paid $72,000 in commissions. The Company expects similar premium production and commissions in 1996. During 1994, this agency produced $516,000 in premiums and was paid $90,000 in commissions. During 1993, this agency produced $537,000 in premiums and was paid $94,000 in commissions.

     During 1995, the Company's 2003 Notes in the principal amount of $20,896,000, were converted by Orion's subsidiaries into 1,326,128 Shares. Total interest paid by the Company on the 2003 Notes in 1995 to Orion's subsidiaries was $1,122,000. Total interest paid to Orion's subsidiaries for 1993 was $1,928,000 and for 1994 was $1,640,000. See SPECIAL FACTORS -- Background of the Transaction.

     In 1995, in connection with the Viking Holdings acquisition financing, Orion made a commitment for a $21,000,000 bridge loan to the Company. The loan was not drawn down, but the Company paid a $210,000 commitment fee to Orion at the time the commitment was executed.

     The Company and Orion have entered into an investment management agreement pursuant to which the investment portfolio of the Company (other than short-term investments and a portion of the equity securities) is managed by investment managers of Orion under the direction and supervision of the Company and subject to the Company's investment policies. For its investment management services, fees were paid to Orion at a rate of $550,000 per year from 1993 through July 1995, at which time they were increased to a rate of $650,000 per year in recognition of the additional investment balances resulting from the Viking Holdings acquisition. The contract continues in effect for annual periods unless terminated by either party upon 90 days prior written notice.

     During 1990, GNIC entered into a loan participation agreement pursuant to which DPIC borrowed approximately $9 million from affiliates. The loan, which was secured by a leasehold deed of trust on an office building in Monterey, California owned and primarily occupied by DPIC, matured in November 1995. GNIC's proportionate share of this loan was $3,700,000 or 41.1%. GNIC received quarterly interest payments at a rate of 11% per year. Interest earned for each of 1993 and 1994 was $407,000 and for 1995 was $355,000.

     Orion has committed to invest up to $5,000,000 in Insurance Partners, L.P., a partnership formed to make equity investments of up to approximately $550 million in the insurance industry. The Company has committed to participate in Orion's commitment in an aggregate amount not to exceed $1,500,000. As of December 31, 1995, Orion had invested $510,000 and the Company $219,000 in such partnership investments. Insurance Partners L.P. is managed by Insurance Partners Advisors L.P., of which Mr. Steven B. Gruber is a managing director.

     As described under SPECIAL FACTORS -- "Certain Effects of the Transaction," Orion may enter into a tax sharing agreement with the Company and its subsidiaries. See also, SPECIAL FACTORS -- "Background of the Transaction."

DISSENTERS' RIGHTS

     No dissenters' rights under the Colorado Corporation Code are available to stockholders of the Company with respect to the Offer. See THE OFFER -- Section 11.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received for the Shares sold and his adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the stockholder held Shares as a capital asset, and will be long-term capital gain or loss if the stockholder held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     The foregoing discussion may not be applicable to stockholders who are not citizens or residents of the United States or to certain foreign corporations, to stockholders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to other categories of stockholders subject to special treatment under federal income tax laws.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON PRESENT LAW. BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH STOCKHOLDER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

SOURCE AND AMOUNT OF FUNDS -- FINANCING OF THE OFFER

     The total amount of funds required to purchase all 4,600,000 Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $81,250,000. The Purchasers have available cash and short-term investments of approximately $186,516,000 as of March 31, 1996. For information as to the respective purchase obligations of the Purchasers, see the Introduction in this Offer to Purchase and THE OFFER -- Sections 1, 3 and 11. The Purchasers reserve the right to amend the Offer to reduce the number of Shares which will be purchased pursuant to the Offer, including as a result of the Insurance Regulatory Condition. See THE OFFER -- Section 10.

                                   THE OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment (and thereby purchase) and pay for, at the time and in the manner set forth in The
Offer -- Section 2, up to 4,600,000 Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with The Offer -- Section 4 at an Offer price of $17.50 per Share net to the seller in cash without interest thereon. The obligation of any Purchaser to purchase Shares in the Offer is several and not joint. Each Purchaser reserves the right to purchase any Shares not purchased by the other Purchasers. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 5, 1996, unless and until Orion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Orion, shall expire.

     Orion on behalf of the Purchasers expressly reserves the right, in its sole discretion, for any reason, at any time or from time to time, and regardless of whether or not any of the events set forth in THE OFFER -- Section 10 shall have occurred or shall have been determined by Orion to have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered may be withdrawn as set forth in The Offer -- Section 4. There can be no assurance that Orion will exercise its right to extend the Offer. Subject to applicable rules of the Commission, the Purchasers expressly reserve the right, in their sole discretion, at any time or from time to time, and regardless of whether or not any of the events in THE OFFER -- Section 10 shall have occurred or shall have been determined by Orion to have occurred, to increase or decrease the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer by giving written or oral notice of such amendment to the Depositary (which shall be given by Orion on behalf of the Purchasers). The rights reserved to the Purchasers in this paragraph are in addition to the Purchasers' right to terminate the Offer pursuant to THE OFFER -- Section 10. If the Purchasers shall decide, in their sole discretion, to increase or decrease the consideration offered in the Offer to holders of Shares or to increase or decrease the number of Shares being sought, and, at the time that notice of such change is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended at least until the expiration of such period of ten business days. If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders whose Shares are accepted for payment pursuant to the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Commission has announced that under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act material changes in the terms of a tender offer or information concerning the tender offer may require that the tender offer be extended for a sufficient period of time to allow stockholders to consider such material changes or information in deciding whether or not to tender, withdraw or hold their shares. If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer, or Orion on behalf of the Purchasers waives a material condition to the Offer, Orion will disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Commission has stated that in its view an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response.

     The Purchasers do not expect this to be the case, but should for any reason the Rights be deemed to be exercisable, stockholders will be required to tender one Right for each Share tendered to effect a valid tender of such Shares. See THE OFFER -- Sections 3 and 11.

     Orion on behalf of the Purchasers also expressly reserves the right (i) to delay acceptance for payment or payment for any Shares, regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the events specified in THE OFFER -- Section 10 by giving oral or written notice of such delay in acceptance or payment or termination to the Depositary and (ii) at any time, or from time to time, to amend the Offer in any respect. Any extension of the Offer, delay in acceptance or payment, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) promulgated under the Exchange Act. Without limiting the manner in which Orion may choose to make any public announcement, Orion shall have no obligation, and currently does not intend, except as required by law, to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service and making any appropriate filing with the Commission.

     A request is being made of the Company pursuant to Rule 14d-5 under the Exchange Act for the use of its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES; PRORATION. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration, the Purchasers shall accept for payment (and thereby purchase), and the Purchasers will pay for, up to 4,600,000 Shares validly tendered and not properly withdrawn in accordance with THE
OFFER -- Section 4 (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, upon the terms and subject to the conditions of such extension), as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in THE OFFER -- Section 10. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. The Purchasers expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law or regulation (including the Insurance Regulatory Condition). See THE OFFER -- Sections 10 and 11. The reservation by the Purchasers of the right to delay acceptance for payment or payment for Shares is subject to the provisions of applicable law under Rule 14e-1 promulgated under the Exchange Act, which require that the purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after termination or withdrawal of the Offer.

     Upon the terms and subject to the conditions of the Offer, if more than 4,600,000 Shares are validly tendered and not withdrawn in accordance with
Section 4 of this Offer to Purchase prior to the Expiration Date, the Purchasers will accept for payment and pay for 4,600,000 Shares, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) according to the number of Shares properly tendered and not withdrawn by each stockholder at or prior to the Expiration Date. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described in Section 3), Orion on behalf of the Purchasers, does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent, the Dealer Manager or their brokers.

     The Purchasers reserve the right (but shall not be obligated) to accept for payment more than 4,600,000 Shares pursuant to the Offer, but have no present intention of exercising such right. If a number of additional Shares in excess of two percent of the outstanding Shares is to be accepted for payment, and, at the time notice of the Purchasers' decision to accept for payment such additional Shares is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is so published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares, or timely confirmation (a "Book-Entry Confirmation") of book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") or The Philadelphia Depository Trust Company ("PDTC") (sometimes hereinafter referred to individually as a "Book-Entry Transfer Facility" and collectively as the "Book-Entry Transfer Facilities") pursuant to the procedure set forth in THE OFFER -- Section 3, and, in either such case, timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or Agent's Message (as defined in Section 3 ) and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if Orion on behalf of the Purchasers gives oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as an agent for the tendering stockholders for the purpose of receiving payment from the Purchasers and transmitting payments to tendering stockholders. Under no circumstances will interest be paid on the purchase price by the Purchasers by reason of any delay in making such payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in THE OFFER -- Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer. If for any reason whatsoever (whether before or after the acceptance for payment of Shares), acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchasers are unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under THE OFFER -- Section 10, the Depositary may, nevertheless, to the extent permitted by law, retain tendered Shares on behalf of the Purchasers, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in THE OFFER -- Section 4. The ability of the Purchasers to delay the payment for the Shares which the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act referred to above.

     Each of the Purchasers reserves the right to transfer or assign, in whole or from time to time in part, to Orion or to one or more of the other wholly-owned subsidiaries of Orion the right to purchase Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchasers of their obligations under the Offer or prejudice the rights of tendering stockholders, upon the terms and subject to the conditions of the Offer, to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or Agent's Message (as defined below) and any other documents required by the Letter of Transmittal must be received by the Depositary at any one of its addresses set forth on the back cover of this Offer to Purchase, and either (i) the certificates for such Shares must be delivered to the Depositary along with the Letter of Transmittal or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchasers may enforce such agreement against such participant.

     The Depositary will make a request to establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing DTC or PDTC, as the case may be, to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or the guaranteed delivery procedure set forth below must be complied with, prior to the Expiration Date. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Except as otherwise provided below, signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Association's approved medallion program (such as the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed if the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special

Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or unpurchased Shares are to be issued to a person other than the registered holder or holders, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided in the instructions to the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder is unable to deliver all documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares, nevertheless, may be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchasers herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 10b-4 under the Exchange Act.

     Notwithstanding any other provision hereof, in all cases payment for Shares tendered and accepted for payment (and thus purchased) pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if Shares and these documents are delivered at different times.

     TO PREVENT BACK-UP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACK-UP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

     By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchasers as his attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchasers (and any and all other Shares and other securities issued or issuable in respect thereof on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Shares for payment, which will be no earlier than June 5, 1996. Upon such acceptance for payment, all prior proxies given with respect to such Shares and other securities will, without further action, be revoked and no subsequent proxies may be given (and if given will not be deemed effective). The designees of the Purchasers will be empowered, among other things, to exercise all voting and other rights of such stockholder with respect to Shares and other securities accepted for payment as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Each of the Purchasers reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities issued in respect thereof.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Orion on behalf of the Purchasers, in its sole discretion, which determination shall be final and binding. Orion on behalf of the Purchasers reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of or payment for such Shares may, in the opinion of Orion's counsel, be unlawful. Orion also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular stockholder, and Orion's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchasers, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

     It is a violation of Rule 14e-4 promulgated under the Exchange Act, for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of Shares tendered or other securities immediately convertible into, or exercisable or exchangeable for such number of Shares and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders made pursuant to the Offer are irrevocable. Upon the terms and subject to the conditions of the Offer, Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 6, 1996.

     For withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person having tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the withdrawing stockholder also must submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in THE OFFER -- Section 3, any notice of withdrawal must specify the name and account number of the account at a Book Entry Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Orion on behalf of the Purchasers, in its sole discretion, which determination shall be final and binding. None of the Purchasers, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following any of the procedures described in THE OFFER -- Section 3 at any subsequent time prior to the Expiration Date.

     5. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the NYSE under the symbol "GNC." The following table sets forth, for the calendar quarters indicated, the reported high and low closing prices per Share and the cash dividends per Share. The information for 1994 and 1995 was reported in the 1995 Annual Report. The information for 1996 was derived from reports in published financial sources:

                              CLOSING SALES PRICES

                                                                                          CASH
                                                                                        DIVIDENDS
                                                                 HIGH         LOW         PAID
1996:
  Second Quarter (through May 7, 1996)........................  $16.25      $15.00        $  --
  First Quarter...............................................   17.00       13.50         .125
1995:
  Fourth Quarter..............................................   16.875      13.75         .125
  Third Quarter...............................................   19.00       15.75         .125
  Second Quarter..............................................   18.50       15.25         .125
  First Quarter...............................................   18.25       15.50         .125
1994:
  Fourth Quarter..............................................   18.375      15.125        .125
  Third Quarter...............................................   18.50       14.625        .125
  Second Quarter..............................................   16.50       14.375        .125
  First Quarter...............................................   18.75       13.75         .125

     On May 7, 1996, the last full trading day prior to the commencement of the Offer, the closing sales price reported by the NYSE was $16.125 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     In 1994 the Board of Directors of the Company announced the repurchase by the Company of up to $10,000,000 of outstanding Shares. In conjunction with the repurchase of Shares, purchases were also made from Orion's subsidiaries by the Company, thereby maintaining Orion's percentage beneficial ownership of Shares. During 1994 the Company repurchased 459,200 Shares, of which 139,600 Shares were purchased from subsidiaries of Orion. To the Purchasers' knowledge, no additional repurchases of Shares have been made by the Company since December 31, 1994. The average repurchase price of Shares repurchased was $14.45. In view of applicable regulations under the Exchange Act, the Purchasers expect that any repurchase program would be suspended during the Offer.

     6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; QUOTATION ON THE NYSE; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares by the Purchasers pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and, depending on the number of Shares purchased, may reduce the number of holders of Shares and could affect the liquidity and market value of the remaining Shares held by the public.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

     The Purchasers do not presently believe that under the published guidelines described above, the purchase of up to 4,600,000 Shares pursuant to the Offer will result in a delisting of the Shares by the NYSE. According to the 1995 Annual Report, there were approximately 2,000 holders of Shares as of February 29, 1996 and December 31, 1995. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

     In the event that the Shares should no longer be listed or traded on the NYSE, Orion believes that the Company will be able to arrange for the Shares to trade on another national securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the NASDAQ or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

  Exchange Act Registration

     The Shares are currently registered under the Exchange Act. While the Purchasers do not expect deregistration to occur as a result of the consummation of the Offer for up to 4,600,000 Shares, there can be no assurance that the purchase of the Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares should no longer be registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

  Margin Regulations

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). While Orion does not presently expect that this will occur, depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of up to 4,600,000 Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, no longer be able to be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act should be terminated, the Shares would no longer constitute "margin securities."

     The continuation of such trading and the continued availability of such quotations would depend, however, upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is incorporated under the laws of the State of Colorado. Its principal executive offices are located at 9800 South Meridian Boulevard, Englewood, Colorado 80112, and its telephone number is (303) 754-8400. The Company is a holding company whose principal business is conducted through wholly-owned subsidiaries. The following information about the Company is derived from its 1995 Annual Report on Form 10-K. The Company and its subsidiaries principally underwrite and sell specialty property and casualty insurance coverages which are not readily available in traditional insurance markets. Personal and commercial automobile insurance accounted for approximately 84% of the Company's net premiums written during 1995. The Company's personal lines unit principally writes nonstandard automobile insurance for individuals who do not qualify for preferred or standard insurance because of their payment history, driving records, ages, vehicle types, or other factors, including market conditions for standard risks. The Company's commercial lines unit principally writes nonstandard commercial automobile coverage. Typical risks include local and intermediate trucking, garages, used car dealers, public and private livery, and artisan contractors. Other commercial lines coverages include property, general liability, umbrella and excess insurance, standard multi-peril packages and other coverages.

     Nonstandard risks generally involve a potential for poor claims experience because of increased risk exposure. Premium levels for nonstandard risks are substantially higher than for preferred or standard risks. In personal lines, the Company's loss exposure is limited by the fact that nonstandard drivers typically purchase low liability limits, often at a state's statutory minimum. The nonstandard insurance industry is also characterized by the insurer's ability to minimize its exposure to unprofitable business by effecting timely changes in premium rates and policy terms in response to changing loss and other experiences. In those states where prior approval for rate changes is required, the Company has generally gained approval in a timely manner. The Company also writes business in states where prior approval to effectuate rate changes is not required.

     Many nonstandard risks written by the Company require specialized underwriting, claims management, and other skills and experience. The Company historically has focused its operations in those nonstandard markets where it expects that its expertise and market position will allow it to generate an underwriting profit. An indicator of underwriting profit is a generally accepted accounting principles ("GAAP") combined ratio of less than 100%. Although the Company's GAAP combined ratio for the year ended December 31, 1995, was 105.3%, the Company has achieved a GAAP combined ratio of less than 100% in four of the last five years. The Company's average GAAP combined ratio for all its lines for the five-year period ending 1995 was 99.9%.

     Commercial lines business is written through three divisions. The general and specialty divisions write business through 68 general agents and various brokers throughout the United States except for New Jersey, Massachusetts and five other Northeastern states. These agents specialize in particular types of risks and/or geographic locations. The general division primarily offers commercial coverages for transportation risks and small to medium businesses. The specialty division primarily offers regional programs, specialized coverages for medium-sized businesses, and umbrella coverages for a variety of organizations. Also, during 1995, the specialty division implemented a new personal automobile physical damage program in California. The Company's objective for its general and specialty business is to maintain long-term mutually profitable relationships with a small number of selected general agents who follow strict underwriting guidelines.

     The Company's third commercial lines division is the standard division, with business written by Colorado Casualty Insurance Company ("CCIC"). CCIC writes small standard commercial package policies primarily in the Rocky Mountain region, but has recently expanded into states outside of the Rocky Mountain region. This expansion has primarily occurred in the Southeast Region of the United States. CCIC has been successful in serving a niche market of approximately 510 small to medium retail agents. In addition, CCIC utilizes five general agents as branch offices. The standard business produced by CCIC complements the nonstandard focus of the commercial lines unit.

     In August 1994, the Company acquired General Electric Mortgage Insurance Corporation of California ("GEMIC"), an inactive insurance company licensed in California. As part of the acquisition, the Company renamed GEMIC as Guaranty National Insurance Company of California ("GNICOC"). The GNICOC acquisition allowed for the expansion of the Company's commercial business and has reduced fees previously paid to Orion insurance subsidiaries in connection with business produced in California.

     In July 1995, the Company acquired Viking Holdings and its wholly-owned subsidiaries, Viking Insurance Company of Wisconsin ("VICW") and Viking General Agency, which is headquartered in Madison, Wisconsin. Viking is a property and casualty insurance company writing nonstandard personal automobile insurance. The acquisition of Viking has enabled the Company to change its business mix, expand its personal lines business into new territories, strengthen personal lines market share in existing states, and provide flexibility in marketing the Company's personal lines products. Following the acquisition, the Company entered into 100% reinsurance agreements with Viking County Mutual Insurance Company ("VCM"), whereby the Company assumes business written by this affiliate. Included in 1995 premiums assumed was $5,525,000 of premiums written under these agreements. The policy issue fee charged by VCM is offset by the management fee charged by the Company to VCM.

     Personal lines business is written through two divisions: the Guaranty National division and the Viking division. The Guaranty National division provides personal lines automobile coverage through approximately 2,500 independent agents located in 22 states, primarily in the Rocky Mountain and Pacific Northwest regions. In addition, this division markets business through four general agents. In recent years, this division has begun marketing its personal lines products in Louisiana, Indiana, Ohio and Virginia. Additionally, during the third quarter of 1995, this division discontinued writing new policies in the state of Texas. However, renewals of existing policies will continue to be made so as to remain in compliance with the regulations of the Texas Insurance Department.

     The Viking division writes nonstandard personal automobile coverage through approximately 5,400 independent insurance agents in 18 states. The states in which the Viking division writes the largest amount of net premiums are California, Washington, Texas and Wisconsin. Viking primarily sells minimum-limits policies on a monthly basis, with a one-month downpayment and a monthly payment option.

     Overall, the Company seeks to distinguish itself from its personal lines competitors by providing a superior, highly automated and responsive level of service to its agents and insureds. In addition to high quality service, the Company's personal lines unit provides ease of payment for insureds.

     The Company also writes collateral protection insurance, primarily insuring automobiles pledged as security for loans for which the borrower has not maintained physical damage coverage as required by the lender. The business is written through a wholly-owned general agency which, in turn, obtains business from 32 general agents across the country. During 1995, this division expanded geographically into the Commonwealth of Puerto Rico.

     Commercial lines, personal lines and collateral protection represented 44%, 44% and 12%, respectively, of the Company's gross premiums written during 1995.

     A.M. Best Company currently rates the GNIC and its subsidiaries "A (Excellent)" and VICW and its affiliate "A- (Excellent)." A.M. Best ratings are based upon factors of concern to policyholders, agents and reinsurers and are not primarily directed toward the protection of investors.

     The Company is required to file periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial statements and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock, options granted to them, the principal holders of the Company's securities, and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates. Similar information can be inspected and copied at the NYSE, 20 Broad Street, New York, New York.

     Set forth below is certain summary consolidated financial information derived from the 1995 Annual Report and from the March 10-Q. More comprehensive financial information and other information is included in the Company's 1995 Annual Report, the March 10-Q and the other documents filed by the Company with the Commission, and such summary financial information is qualified in its entirety by reference to such reports and should be considered in connection with the more comprehensive financial information in such reports and other publicly available reports and documents filed with the Commission, including the financial statements and related notes contained therein. Such material may be examined at the offices of and copies may be obtained from the Commission.

                         GUARANTY NATIONAL CORPORATION
                         SELECTED FINANCIAL INFORMATION
                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)

                                                      THREE MONTHS               YEAR ENDED
                                                     ENDED MARCH 31,            DECEMBER 31,
                                                  ---------------------     ---------------------
                                                    1996         1995         1995         1994
Income Statement Data(a):
  Premiums earned...............................  $115,470     $ 79,468     $390,017     $321,638
  Total revenues................................   126,704       86,502      424,284      348,223
  Operating earnings(b)(c)......................  $  4,499     $  5,398     $  6,790     $ 20,596
  After-tax realized investment gains...........     1,288          370        2,139        1,955
                                                  --------     --------     --------     --------
     Net earnings(c)............................  $  5,787     $  5,768     $  8,929     $ 22,551
                                                  ========     ========     ========     ========
  Earnings per common share:
     Operating earnings(b)......................  $    .30     $    .45     $    .51     $   1.70
     After-tax realized investment gains........       .09          .03          .16          .16
                                                  --------     --------     --------     --------
          Net earnings..........................  $    .39     $    .48     $    .67     $   1.86
                                                  ========     ========     ========     ========
  GAAP combined ratio...........................     101.6%        97.7%       105.3%        97.5%
Balance Sheet Data(d):
  Total assets..................................  $879,308     $617,235     $875,173     $605,088
  Total assets less goodwill....................   846,237      594,027      842,040      581,684
  Stockholders' equity..........................   215,159      156,289      215,551      144,759
  Book value per common share...................     14.38        12.98        14.41        12.02

     The following summary pro forma information (unaudited) assumes the Viking acquisition had occurred on January 1, 1995 and 1994. These amounts reflect adjustments used in recording the purchase, such as adjustments for interest on notes payable issued as part of the purchase price, amortization of goodwill, and fees eliminated as a result of the acquisition.

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
    Total revenue..................................................  $512,718     $509,657
    Net income.....................................................     7,765       30,014
    Earnings per common share......................................       .53         2.05

- ---------------
(a) The computation of the ratio of earnings to fixed charges has not been made as the Company has neither publicly held debt securities nor preferred stock outstanding.

(b) Earnings after taxes, excluding realized investment gains and losses.

(c) Full year 1994 results include a nonrecurring relocation charges of $838,000.

(d) The computation of working capital has not been made as it is not applicable to insurance enterprises.

     Certain additional information concerning the Company and its subsidiaries and the transactions between the Company and its subsidiaries and Orion and its subsidiaries is set forth in this Offer to Purchase under INTRODUCTION, SPECIAL FACTORS -- "Background of the Transaction;" -- "Certain Effects of the Transaction" and -- "Interests of Certain Persons in the Transaction; Securities
Ownership: Related Transactions." Highlights from the Company's 1996 operating plan prepared by the Company's management are included in SPECIAL
FACTORS -- "Fairness of the Offer."

     8. CERTAIN INFORMATION CONCERNING THE PURCHASERS.

     Orion is a property and casualty insurance holding company. Its insurance subsidiaries and affiliates are authorized to underwrite and sell most types of property and casualty insurance. Such insurance businesses are concentrated in niche insurance markets, particularly workers compensation, professional liability, nonstandard automobile insurance (through its slightly less than 50% interest in the Company) and underwriting ocean marine, inland marine and property insurance through underwriting pools. EBI Companies provide workers compensation insurance products and DPIC Companies sell professional liability insurance. Other specialty property and casualty insurance is written principally through Connecticut Specialty Insurance Group. Orion and its subsidiaries also offer assumed reinsurance through SecurityRe Companies and underwriting management and related services through Wm. H. McGee & Co., Inc. ("McGee").

     Orion also owns approximately 22% of the outstanding common stock of Intercargo Corporation ("Intercargo"), an insurance holding company whose subsidiaries specialize in international trade and transportation coverages. In February 1995, the Company and Intercargo reached an agreement which permits the Company to purchase additional shares from time to time, to bring its ownership up to 24.9% of Intercargo's outstanding common stock. Intercargo operates as an independent company.

     On June 30, 1995, Orion purchased all the capital stock of McGee for $22,000,000 in cash. McGee has been underwriting ocean marine, inland marine and property insurance on behalf of the insurance companies it represents for over 108 years. Security Insurance Company of Hartford has been represented by McGee for over a century. McGee provides all related services in connection with this business, including policy issuance, claim settlement, accounting and placement of reinsurance. Operations are conducted in the United States through its head office in New York and twenty branch offices throughout the country. Activities in Canada, Bermuda and Puerto Rico are managed by McGee's subsidiaries located in those jurisdictions.

     Orion was incorporated under the laws of the State of Delaware in 1960. Orion's principal executive offices are located at 600 Fifth Avenue, New York, New York 10020, and its telephone number is (212) 332-8080. The home office of Orion's wholly-owned insurance subsidiaries, including the Purchasers, is located at 9 Farm Springs Drive, Farmington, Connecticut 06032. Their telephone number is (860) 674-6600.

     Orion's insurance, brokerage and management subsidiaries are licensed to transact business throughout the United States and in all Canadian provinces. They obtain substantially all of their business from approximately 3,000 independent insurance agents and brokers. Orion has approximately 2,200 employees, substantially all of whom are employed in Orion's insurance-related operations.

     Certain information, including the name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers and directors of the Purchasers is set forth in
Schedule I hereto.

     Set forth below is certain summary consolidated financial information derived from Orion's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. Such summary financial information is qualified in its entirety by reference to such reports and should be considered in connection with the more comprehensive financial information in such reports and other publicly available reports and documents filed with the Commission.

                           ORION CAPITAL CORPORATION
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)

                                                       THREE MONTHS               YEAR ENDED
                                                      ENDED MARCH 31,            DECEMBER 31,
                                                  -----------------------   -----------------------
                                                     1996         1995         1995         1994
Income Statement Data
  Premiums earned...............................  $  186,932   $  175,058   $  749,003   $  691,223
  Total revenues................................     221,087      201,797      874,280      780,947
  Operating earnings (a)........................  $   15,683   $   15,398   $   59,914   $   52,818
  After-tax realized investment gains...........       2,204        1,664        7,708        2,427
                                                   ---------    ---------    ---------    ---------
     Net earnings...............................  $   17,887   $   17,062   $   67,622   $   55,245
                                                   =========    =========    =========    =========
  Earnings per common share:
     Operating earnings (a).....................  $     1.12   $     1.08   $     4.22   $     3.68
     After-tax realized investment gains........         .16          .12          .55          .17
                                                   ---------    ---------    ---------    ---------
     Net earnings...............................  $     1.28   $     1.20   $     4.77   $     3.85
                                                   =========    =========    =========    =========
  GAAP combined ratio...........................        99.4%       101.2%       100.3%       101.2%
Balance Sheet Data
  Total assets..................................  $2,537,445   $2,162,921   $2,473,588   $2,112,761
  Stockholder's equity..........................     487,792      402,512      490,903      365,088
  Book value per share..........................       35.15        28.60        35.18        26.00

- ---------------
(a) Earnings after taxes, excluding realized investment gains and losses

     As described in this Offer to Purchase under INTRODUCTION and SPECIAL FACTORS "Background of the Transaction" and -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions," as of the date hereof, Orion is the beneficial owner through its subsidiaries of 7,409,942 Shares.

     Except as described in INTRODUCTION and SPECIAL FACTORS -- "Background of the Transaction:" and -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions" or elsewhere in this Offer to Purchase, none of the directors or executive officers or subsidiaries of the Purchasers has any interest, direct or indirect, in any material transaction or material proposed transaction to which the Company or its subsidiaries is or was a party.

     Except as described in SPECIAL FACTORS -- "Background of the Transaction," "Certain Effects of the Transaction" and -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions," or as set forth elsewhere in this Offer to Purchase or in Schedule I, no Purchaser, nor to the best knowledge of the Purchasers, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Orion or any of the persons so listed, beneficially owns or has a right to acquire any of the Shares, and neither Orion nor to the best knowledge of the Orion, any executive officer, director or majority-owned subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as described in SPECIAL FACTORS -- "Certain Transactions" and -- "Interests of Certain Persons in the Transaction; Securities Ownership; Related Transactions" and as described elsewhere in this Offer to Purchase, neither Orion, nor any direct or indirect subsidiary of Orion nor, to the best knowledge of Orion, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1993, there have been no transactions that would be required to be reported under the rules of the

Commission between Orion or, to the best knowledge of Orion, any of the persons listed in Schedule I hereto, and the Company or any of its executive officers, directors or affiliates. Except as described in SPECIAL FACTORS -- "Background of the Transaction"; "Certain Effects of the Transaction" and -- "Interests of Certain Persons in the Transaction; Related Transactions; Securities Ownership," and as set forth elsewhere in this Offer to Purchase, since January 1, 1993, there have been no other contacts, negotiations or transactions between Orion or any of its subsidiaries or, to the best knowledge of Orion, any of the persons listed in Schedule I hereto, and the Company or its directors, executive officers or affiliates, or between any affiliates of the Company, or between the Company or any of its affiliates and any person not affiliated with the Company and who would have a direct interest therein, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets.

     Orion is subject to the information filing requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Orion's directors and officers, their remuneration, options granted to them, the principal holders of Orion's securities and any material interest of such persons in transactions with Orion is disclosed in proxy statements distributed to Orion's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained from the Commission, in the manner set forth in THE OFFER -- Section 7 with respect to information concerning the Company. Such information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

     9. DIVIDENDS AND DISTRIBUTIONS. Except for any action taken by the Company which shall have been expressly approved in writing by Orion on behalf of the Purchasers:

     If, on or after May 8, 1996, the Company should declare or pay any dividend on the Shares or other distribution except for the Regular Dividend (as defined below) (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities, or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of a Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchasers' rights under THE
OFFER -- Section 1 and -- Section 10, (i) the purchase price per Share payable by the Purchasers, pursuant to the Offer shall be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be remitted by the tendering stockholder to the Depositary for the account of the Purchasers, accompanied by appropriate documentation of transfer. Pending such remittance, and subject to applicable law, the Purchasers shall be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchasers in their sole discretion. The Company has, since January 1, 1994, declared regular quarterly dividends at the rate of $0.125 per share. If, during the second quarter of 1996 the Company declares a dividend of not more than $0.125 per share (the "Regular Dividend"), the Purchasers do not intend to adjust the Offer Price should the record date for payment of such Regular Dividend be a date prior to the Purchasers' acceptance for payment and payment for Shares tendered pursuant to the Offer. See THE OFFER -- Section 10.

     If, on or after May 8, 1996, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, or shall disclose that it has taken such action, then, without prejudice to the Purchasers' rights under THE OFFER -- Section 10, the Purchasers, in their sole discretion, may make such adjustments in the Offer price and other terms of the Offer (including, without limitation, the number and type of securities to be purchased) as it deems appropriate, including, without limitation, the amount and type of securities to be offered to be purchased.

     10. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchasers' rights to amend the Offer at any time in their sole discretion, the Purchasers will not be required to accept for payment, or pay for, any Shares tendered, and may terminate, extend or amend the Offer, or, subject to the provisions of applicable law which require that the Purchasers pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after termination or withdrawal of the Offer, may delay the acceptance for payment or the payment for Shares tendered, if, at any time on or after May 8, 1996, and at or prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur, which in the sole judgment of Orion, on behalf of the Purchasers, in any case and regardless of the circumstances giving rise to any such condition (including any action or inaction by Orion or any of its subsidiaries or affiliates other than the Company) makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares:

          (a) any change shall have occurred or be threatened in the business, operations or financial condition of the Company or any of its subsidiaries or affiliates which is or which the Purchasers in their sole discretion believe is threatened to be materially adverse to the Company and its subsidiaries taken as a whole;

          (b) the Purchasers shall not have received or obtained all required state insurance department regulatory approvals necessary for the Purchasers to consummate the Offer on terms and conditions satisfactory to the Purchasers in their sole discretion (see INTRODUCTION and THE OFFER --
     Section 11(a));

          (c) the waiting periods applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not have expired or been earlier terminated by the Department of Justice or the Federal Trade Commission;

          (d) there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which
     (i) seeks to challenge the acquisition by the Purchasers of the Shares, or to restrain, prohibit or delay the making or consummation of the Offer,
     (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, (iii) seeks to impose material limitations on the ability of the Purchasers (or any of their affiliates) effectively to acquire or hold, or requires any of the Purchasers, or the Company, or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Orion and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, (iv) seeks to impose material limitations on the ability of the Purchasers (or their affiliates) to exercise full rights of ownership of the Shares purchased, including, but not limited to, the right to vote the Shares purchased on all matters properly presented to the stockholders of the Company or (v) may result in a material diminution in the benefits expected to be derived by the Purchasers as a result of the transactions contemplated by the Offer;

          (e) there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, by any state, federal or foreign government or governmental authority or by any domestic or foreign court, any statute, rule, regulation, judgment, order or injunction, that, in the sole judgment of Orion, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of (d) above;

          (f) the Purchasers shall have failed to receive all other governmental or third party consents and approvals, in addition to those referred to in
     (b) and (c) above, to consummation of the Offer which, if not received, would in the aggregate have or be reasonably anticipated to have a materially adverse effect on Orion or the Company or any of their respective subsidiaries, or Orion shall have determined in good faith that consummation of the Offer would cause a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under agreements or other obligations of the Company which would individually or in the aggregate have or be reasonably anticipated to have a materially adverse effect on Orion or the Company or any of their respective subsidiaries;

          (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a material adverse change in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of Orion, might affect the extension of credit by banks or other lending institutions, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of Orion, a material acceleration or worsening thereof;

          (h) unless Orion shall have consented in writing on behalf of the Purchasers, the Company or any of its subsidiaries shall have, on or after May 8, 1996, (i) issued, distributed, pledged or sold, or authorized, proposed or announced the issuance, distribution, pledge or sale of (A) any shares of capital stock (including, without limitation, the Shares), or securities convertible into any such shares, or any rights, warrants, or options to acquire any such shares or convertible securities, other than Shares issued or sold upon the exercise (in accordance with the present terms thereof) of employee stock options outstanding on March 31, 1996 or
     (B) any other securities in respect of, in lieu of, or in substitution for Shares (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Shares or other securities,
     (iii) declared or paid any dividend or distribution (other than the Regular Dividend) on any shares of capital stock or issued, or authorized, recommended or proposed the issuance of, any other distribution in respect of the Shares, whether payable in cash, securities or other property, or altered or proposed to alter any material term of any outstanding security,
     (iv) issued, or announced its intention to issue, any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (v) authorized, recommended, proposed or publicly announced its intention to enter into (A) any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities or disposition of assets or securities other than in the ordinary course of business, (B) any material change in its capitalization, (C) any release or relinquishment of any material contract rights, or (D) any comparable event not in the ordinary course of business,
     (vi) authorized, recommended or proposed or announced its intention to authorize, recommend or propose any transaction which could adversely affect the value of the Shares, (vii) proposed, adopted or authorized any amendment to its articles of incorporation or by-laws or similar organizational documents or the Purchasers shall have learned about any such proposal or amendment which shall not have been previously disclosed or (viii) agreed in writing or otherwise to take any of the foregoing actions;

          (i) the Company or any of its subsidiaries shall have entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employee as a result of or in connection with the transactions contemplated by the Offer;

          (j) a tender or exchange offer for some portion or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Orion shall have learned that (i) any person or "group" (as defined in Section 13(d) (3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of any class or series of capital stock of the Company (including the Shares) or shall have been granted any option or right to acquire more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage positions and other than acquisitions by persons or groups who have publicly disclosed such ownership on or prior to May 8, 1996, or (ii) any such person or group who has publicly disclosed any such ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 2% of any class or series of capital stock of the Company (including the Shares) or shall have been granted any option or right to acquire more than 2% of any class or series of capital stock of the Company (including the Shares); or

          (k) the Rights shall have become exercisable or for any reason Orion and its subsidiaries shall not be deemed to be "Exempt Persons" (see THE OFFER -- Section 11),

     The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers regardless of the circumstances giving rise to any such condition and may be waived by the Purchasers, in whole or in part, at any time and from time to time in the sole discretion of the Purchasers. The failure by the Purchasers at any time to exercise their rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by Orion on behalf of the Purchasers concerning the events described in this Section 10 will be final and binding on all parties, including tendering stockholders.

     11. CERTAIN LEGAL MATTERS. Based upon Orion's examination of publicly available information filed by the Company with the Commission and other publicly available information with respect to the Company, except as otherwise set forth in this Section 11, Orion is not aware of any license or regulatory permit which appears to be material to the business of the Company and its subsidiaries that might be adversely affected by the acquisition of Shares pursuant to the Offer, or, except as disclosed below, of any approval or other action by any state, federal or foreign governmental or administrative or regulatory agency that would be required for the acquisition of the Shares as contemplated herein. Should any such license, permit, approval or other action be required, it is presently contemplated that the same would be sought, except as described below under "State Takeover Statutes." While Orion does not currently intend to delay the acceptance for payment of, or payment for, Shares pending the outcome of any such matters, other than with respect to the Insurance Regulatory Condition and compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act (see subparagraphs (a) and (c) below), there can be no assurance that any license, permit, consent, approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in the event that such license, permit or approval is not obtained or any such other action is not taken. The Purchasers' obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 11 and, if certain types of adverse action are taken with respect to the matters discussed below, the Purchasers could decline to accept for payment any Shares tendered. See THE
OFFER -- Section 10.

     (a) State Insurance Approvals. The Company is an insurance holding company whose insurance company subsidiaries and affiliates are domiciled in Colorado, Wisconsin, California, Oklahoma and Texas. Orion is deemed to be the ultimate parent of those insurance company subsidiaries and affiliates. The Insurance Holding Company System Act of some of those states requires Orion to file information with the insurance commissioner in order to obtain approval of the acquisition of additional voting securities of a domestic insurer (including an insurance holding company). In some states the Insurance Codes (the "Insurance Codes") require a Form A filing. The Insurance Codes of those states include a presumption of control arising from the ownership, directly or indirectly of 10% or more of the insurer's voting securities. In certain states, the Form A filing triggers public hearing requirements and/or statutory periods within which the Commissioner shall approve or disapprove the acquisition of control. In other states, public hearings are discretionary and/or there are no periods within which such decisions must be rendered. The periods within which hearings must be commenced or decisions rendered do not begin until the relevant Insurance Department has deemed the filing of the Form A complete.

     The Purchasers have advised the insurance departments of California, Colorado, Connecticut, Oklahoma, Texas and Wisconsin of their intention to commence the Offer. Form A filings will be made in California and Wisconsin, and a Form E filing will be made in Texas, seeking approval of the acquisition of the Shares. If the purchase of Shares is effected pursuant to the Offer, the Company's Oklahoma insurance subsidiary will amend its Oklahoma Form B filing to reflect the acquisition of Shares by the Purchasers. The Purchasers, other than Orion, are Connecticut-domiciled insurance companies. The Connecticut Insurance Code requires a domestic insurer to give prior notice to the insurance department of its intention to invest in an affiliate in an amount which equals the lesser of three percent of the insurance company's admitted assets or twenty-five percent of its policyholder surplus and obtain the insurance department's prior approval of the investment.

     On May 1, 1996 the Purchasers advised the Connecticut Insurance Department of their intent to make the Offer and the number of Shares to be purchased by each Purchaser.

     If the Purchasers are unable to receive or are delayed in receiving the approval of any Insurance Department or are required to receive approvals from any other state authorities, the Purchasers might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or purchasing Shares pursuant to the Offer. In such case, Purchasers may not be obligated to accept for payment or pay for Shares. In addition, the Purchasers may terminate the Offer if a Purchaser becomes subject to an order preventing it from purchasing Shares or limiting its ability to exercise control of the Company or any of its subsidiaries or affiliates or if in its judgment necessary approvals have not been obtained. See THE OFFER -- Section 10.

     (b) State Takeover Statutes. A number of states have adopted laws and regulations that purport to be applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the U.S. Supreme Court held that the Illinois Business Takeover Statute, which involved state securities laws which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. However, in 1987 the U.S. Supreme Court held in CTS Corp. v. Dynamics Corp. of America, that, at least under certain circumstances, the U.S. Constitution permits a state, as a matter of corporate law and, in particular, those laws concerning corporate governance, to disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment. Orion believes that no such statute purporting to be applicable to offers to acquire shares of a corporation has been enacted or is in effect in Colorado, the state of incorporation of the Company.

     The Company and certain of its subsidiaries directly or indirectly conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Orion does not know whether any of these laws will, by its terms, apply to the Offer. The Offer is being made without compliance by the Purchasers with any such state takeover statutes that may purport to apply to the Offer. Should any governmental official or other person seek to apply any such statute or regulation to the Offer, the Purchasers will take such action as then appears desirable, and presently anticipate that they would contest the applicability or validity of any such statute or regulation in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer, and an appropriate court does not determine that such statutes are inapplicable or invalid as applied to the Offer, the Purchasers might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in accepting or purchasing Shares pursuant to the Offer. In such case, the Purchasers will not be obligated to accept for payment or pay for Shares. In addition, the Purchasers may terminate the Offer if any of them becomes subject to an order preventing it from purchasing Shares or limiting its ability to exercise control of the Company. See THE OFFER -- Section 10.

     (c) Antitrust

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain acquisition transactions may not be consummated unless information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and applicable waiting period requirements have been satisfied. Pursuant to the requirements of the HSR Act, on May 8, 1996, Orion filed a Notification and Report Form with respect to the acquisition of more than 50% of the equity of the Company with the FTC and the Antitrust Division. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15 calendar-day waiting period following the filing by Orion. Accordingly, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on May 23, 1996, unless Orion receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Orion concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Orion with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Orion; Orion reserves the right to consent or not in its sole discretion. The Purchasers will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchasers' proposed acquisition of Shares pursuant to the Offer. At any time before or after the Purchasers' purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchasers or the divestiture of substantial assets of any Purchaser or any of its subsidiaries or affiliates or of the Company or its subsidiaries. While there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, of the result, Orion does not believe that consummation of the Offer will result in violation of any applicable antitrust laws. In the event any legal action or administrative proceeding by the United States or an agency thereof challenging the Offer under the federal antitrust laws are threatened or instituted, the Purchasers will not be obligated to accept for payment or pay for any tendered Shares and may terminate the Offer. In addition, the Purchasers may terminate the Offer if the Purchasers become subject to an order preventing the purchase of Shares or limiting the Purchasers' ability to exercise control of the Company. See THE OFFER -- Section 10.

     (d) Mergers and Business Combinations. As described under INTRODUCTION and SPECIAL FACTORS -- "Purpose of the Transaction; Plans for the Company After the Offer," the Purchasers reserve the right, to the extent permitted by applicable law, to acquire additional Shares following the expiration or termination of the Offer. Such acquisitions may be made through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, on such terms and at such prices as the Purchaser shall determine. Each Purchaser also reserves the right to dispose of any or all Shares which it owns. The acquisition of Shares by the Purchasers may be subject to compliance with the requirements of Rule 13e-3 promulgated under the Exchange Act, which applies to certain "going-private" transactions. Notwithstanding the foregoing, the Purchasers have no present intention of proposing a merger or other business combination transaction with the Company. If Orion were to consummate a merger or similar business combination, or seek to undertake certain other actions, the stockholders of the Company might have the right to dissent from, and obtain payment for the fair value of their Shares in accordance with Colorado law. Statutory appraisal rights are not available under Colorado law with respect to the Offer.

     Several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court indicated in Weinberger v. UOP, Inc. that, in most cases, the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal or a damages remedy.

     (e) Credit Agreement. The Company has entered into a Credit Agreement dated June 2, 1995 with bank lenders, providing for an unsecured $110,000,000 reducing revolving credit facility. As of March 31, 1996, there were borrowings outstanding under the Credit Agreement in the aggregate amount of $100,000,000. The Credit Agreement provides that it shall be an Event of Default if the Shares are deregistered under the Exchange Act, entitling the lenders to accelerate the full amount of the borrowings. See THE OFFER -- Section 6. Orion does not expect deregistration to occur as a result of the Offer. Should deregistration occur, Orion expects to be able to obtain a waiver with respect to such default under the Credit Agreement from the lenders.

     (f) The Company's Charter Documents; The Shareholder Agreement; the Rights Plan and Other Matters. The Company's Articles of Incorporation, as amended and restated, authorize the Company's Board of Directors to set the terms of, and provide for the issuance of, one or more series of preferred stock without the vote of the Company's existing stockholders. In the event that the Board of Directors of the Company authorizes the issuance by the Company of preferred stock upon terms that would render consummation of the Offer impracticable or undesirable to the Purchasers, the Purchasers will have no obligation to accept for payment or pay for any Shares pursuant to the Offer. Pursuant to the Shareholder Agreement, three members of the present Board of Directors of the Company have been designated by Orion. The Company's Board of Directors consists of eleven members.

     In November 1991, the Board of Directors of the Company approved the adoption of a Shareholder Rights Agreement and in connection therewith declared a dividend distribution of one Right for each outstanding share of Common Stock until such time as separate Right certificates are distributed or the Rights are redeemed or expire. When exercisable, each Right will entitle a holder to purchase from the Company a unit consisting of one one-hundredth of a share of a new series of the Company's Preferred Stock at a purchase price of $60 per share. The Rights become exercisable ten days following a public announcement that a person or group of acquirers (other than "Exempt Persons") has acquired or obtained the rights to acquire beneficial ownership of 20% or more of the Company's common stock or ten business days following announcement of a tender offer or exchange offer that could result in beneficial ownership of 20% or more of the Company's common stock. Prior to consummation of such a transaction, each holder of a Right is entitled to purchase shares of the Company's common stock having a value equal to two times the exercise price of the Right. The Company has the right to redeem the Rights at $.01 per Right prior to the time they become exercisable. The Rights will expire on December 30, 2001. In accordance with the form of Rights Agreement included in the Company's Current Report on Form 8-K filed with the Commission on December 19, 1991, Orion and its subsidiaries are "Exempt Persons" as defined in the Agreement. Orion does not believe that at the present time the Rights are exercisable or that the Offer will result in the Rights becoming exercisable.

     12. FEES AND EXPENSES. Orion on behalf of the Purchasers has retained State Street Bank and Trust Company to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. D.F. King & Co., Inc. has been retained by Orion on behalf of the Purchasers as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Reasonable and customary compensation will be paid for such services. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as Dealer Manager in connection with the Offer. Orion on behalf of the Purchasers has agreed to pay DLJ a fee of $200,000 for such services. In July 1995, DLJ acted as co-manager for Orion's $100,000,000 Senior Note offering. Orion on behalf of the Purchasers has also agreed to reimburse the Depositary, the Dealer Manager and the Information Agent for reasonable out-of-pocket expenses and to indemnify each of them against certain liabilities and expenses, including, in the case of the Dealer Manager and Information Agent, certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred by Orion in connection with the Offer will be approximately as set forth below (if all of the Shares other than those held by Orion's wholly-owned subsidiaries are purchased):

    Filing fees...............................................................  $  61,100
    Printing and mailing fees.................................................    100,000
    Accounting and legal fees.................................................    300,000
    Dealer Manager fee........................................................    200,000
    Depositary fees...........................................................     25,000
    Miscellaneous.............................................................     63,900
                                                                                ----------
                                                                                $ 750,000
                                                                                ==========

     None of the foregoing fees will be paid by the Company.

     Except as set forth herein, the Purchasers will not pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed for customary mailing and handling expenses incurred by them in forwarding material to their customers. Except as set forth in this Offer to Purchase, no persons or classes of persons have been employed or retained or are to be compensated by the Orion or by any person on behalf of the Purchasers, to make solicitations or recommendations in connection with the Offer, and no officer, employee or class of employees or corporate asset of the Company has been or is proposed to be employed, availed or utilized by Orion in connection with the Offer.

     13. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchasers may, at their discretion, take such action as they may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions whose securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers, if at all, only by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     The Purchasers have filed with the Commission a Tender Offer Statement on
Schedule 14D-1 and a Transaction Statement on Schedule 13E-3, together with exhibits, pursuant to Rules 13e-3 and 14d-3 respectively of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules 13E-3 and 14D-1 and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the Commission (but not the regional offices of the Commission) in the manner set forth in THE OFFER --
Section 7.

     No person has been authorized to give any information or make any representation on behalf of the Purchasers not contained in this Offer to Purchase or the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

                                         ORION CAPITAL CORPORATION

                                                   and

                                         THE CONNECTICUT INDEMNITY COMPANY
                                         CONNECTICUT SPECIALTY INSURANCE
                                         COMPANY
                                         DESIGN PROFESSIONALS INSURANCE COMPANY
                                         EBI INDEMNITY COMPANY
                                         EMPLOYEE BENEFITS INSURANCE COMPANY
                                         THE FIRE AND CASUALTY INSURANCE
                                         COMPANY OF CONNECTICUT
                                         SECURITY INSURANCE COMPANY OF HARTFORD
May 8, 1996

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                 THE PURCHASERS

     Set forth below are the name, business address, position with Orion Capital Corporation, a Delaware corporation ("Orion"), and/or one of the wholly-owned subsidiaries of Orion which are purchasing Shares in the Offer ("Subsidiaries"), present principal occupation or employment and five-year employment history of each director and executive officer of Orion and/or the Subsidiaries. Each of the Subsidiaries listed in footnotes 2-8 below is a Connecticut corporation. Each person listed below is a citizen of the United States except Mr. Graham A. Addington who is a citizen of the United Kingdom. Except as indicated in this Schedule, none of the persons listed below beneficially owns Shares or is a director of Guaranty National Corporation. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Orion or the designated Subsidiaries. All officers serve at the pleasure of the Board of Directors of the entity named.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                   EMPLOYMENT/MATERIAL POSITIONS
          NAME AND ADDRESS                        HELD DURING THE PAST FIVE YEARS

W. Marston Becker (1-8)                Vice Chairman of the Board of Orion, CI, CSIC, EBIC,
Design Professionals                   EIC, F&C and SICH since March 8, 1996; President and
Insurance Company                      Chief Executive Officer of DPIC Companies, Inc. ("DPIC
2959 Monterey-Salinas Highway          Companies"), a subsidiary of Orion, since July 1994;
Monterey, CA 93940                     Senior Vice President of Orion from July 1994 to March
                                       1996; President and Chief Executive Officer of
                                       McDonough Caperton Insurance Group, an insurance
                                       brokerage firm, from March 1987 to July 1994.
Bertram J. Cohn(1)                     Managing Director, First Manhattan Company (investment
437 Madison Avenue, 30th Floor         bankers), 1982-present.
New York, NY 10022
John C. Colman(1)                      Private investor and consultant.
4 Briar Lane
Glencoe, IL 60022
Alan R. Gruber (1-8)                   Chairman of the Board and Chief Executive Officer of
Orion Capital Corporation              Orion, 1976-present. Chairman of the Board of CI,
600 Fifth Avenue                       CSIC, DPIC, EBIC, EIC, F&C and SICH. Director:
New York, NY 10020                     Guaranty National Corporation.
Larry D. Hollen (1-8)                  President and Chief Operating Officer of Orion,
Orion Capital Corporation              President of CI, EIC, F&C and SICH and Vice Chairman
9 Farm Springs Drive                   of DPIC and EBIC since March 1, 1994; Vice Chairman of
Farmington, CT 06032                   CSIC since June 9, 1994, Executive Vice President and
                                       Assistant Chief Operating Officer of Orion from
                                       December 1, 1992 to February 28, 1994 and Senior Vice
                                       President from 1990 to 1992. President of EBI
                                       Companies, Inc. ("EBI Companies"), a wholly-owned

- ---------------


  (1) Director of Orion
  (2) Director of the Connecticut Indemnity Company ("CI")
  (3) Director of Design Professionals Insurance Company ("DPIC")
  (4) Director of Connecticut Specialty Insurance Company ("CSIC")
  (5) Director of Employee Benefits Insurance Company ("EBIC")
  (6) Director of EBI Indemnity Company ("EIC")
  (7) Director of The Fire and Casualty Insurance Company of Connecticut ("F&C")
  (8) Director of Security Insurance Company of Hartford ("SICH")

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                   EMPLOYMENT/MATERIAL POSITIONS
          NAME AND ADDRESS                        HELD DURING THE PAST FIVE YEARS
                                       subsidiary of Orion, from January 1990 to May 31,
                                       1993. Director: Guaranty National Corporation.
Robert H. Jeffrey(1)                   Chairman of the Board, Jeflion Investment Company,
The Jeffrey Company                    1994-present, President from 1974 to 1994; Chairman of
8 E. Broad Street, Suite 1560          the Board, The Jeffrey Company (a privately held
Columbus, OH 43215                     investment company which is the parent of Jeflion
                                       Investment Company), 1994-present, President from 1973
                                       to 1994.
Warren R. Lyons(1)                     Chairman, Avco Financial Services (a financial
Avco Financial Services                services company and a subsidiary of Textron Inc.),
600 Anton Boulevard                    August 1995-present, President from 1989 to July 1995.
Costa Mesa, CA 92628C
James K. McWilliams(1)                 Proprietor of McWilliams & Company and general partner
McWilliams & Company                   of McWilliams Associates (investment counselors),
2288 Broadway, #8                      1967-present; General Partner, Mt. Eden Vineyards,
San Francisco, CA 94115                Inc., 1986-present.
Ronald W. Moore(1)                     Adjunct Professor of Business Administration, Graduate
Morgan Hall                            School of Business Administration, Harvard University,
Soldiers Field                         1990-present.
Boston, MA 02163
Robert B. Sanborn(1)                   Senior Executive Consultant to Orion since March 1,
Orion Capital Corporation              1995; Vice Chairman of the Board of Orion from March
9 Farm Springs Drive                   1, 1994 to February 28, 1995; President and Chief
Farmington, CT 06032                   Operating Officer of Orion from 1987 to 1994; Chairman
                                       of the American Insurance Association (a property and
                                       casualty insurance company trade group) from January
                                       1993 to January 1994. Director: Guaranty National
                                       Corporation.
William J. Shepherd(1)                 Private investor; Chairman, Chemical New Jersey
109 Golf Edge                          Holdings (a bank holding company), 1990-1991,
Westfield, NJ 07090                    Chairman, Chemical Bank New Jersey (a commercial
                                       bank), 1989-1991; Chairman, Princeton Bank and Trust
                                       Company (a commercial bank), 1989-1991. Director:
                                       Guaranty National Corporation.
John R. Thorne(1)                      Morgenthaler Professor of Entrepreneurship, Graduate
Furnace Run                            School of Industrial Administration of Carnegie Mellon
Laughlintown, PA 15655                 University, 1986-present; Chairman, The Enterprise
                                       Corporation of Pittsburgh (a private, non-profit
                                       corporation encouraging and supporting entrepreneurial
                                       businesses), 1983-present; a general partner of
                                       Pittsburgh Venture Partners, the general partner of
                                       the Pittsburgh Seed Fund (a private venture capital
                                       fund), 1985-present.
Roger B. Ware(1)                       President and Chief Executive Officer of Guaranty
Guaranty National Corporation          National Corporation (a property and casualty
9800 South Meridian Boulevard          insurance company), 1983-present; Senior Vice
Englewood, CO 80112                    President of Orion from 1988 to November 1991.
                                       Director: Guaranty National Corporation.

- ---------------

(1) Director of Orion

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                   EMPLOYMENT/MATERIAL POSITIONS
          NAME AND ADDRESS                        HELD DURING THE PAST FIVE YEARS
Raymond W. Jacobsen(3,5,6)             Senior Vice President of Orion since July 1994;
Orion Capital Corporation              Chairman of the EBI Companies since March 29, 1996,
9 Farm Springs Drive                   President and Chief Executive Officer from June 1,
Farmington, CT 06032                   1993 to March 1996; President and Chief Executive
                                       Officer of CSIC since October 17, 1995; and Senior
                                       Vice President of CI, DPIC, EIC, F&C and SICH since
                                       March, 1990; Vice President of Orion from March 1990
                                       to July 1994; Executive Vice President of the EBI
                                       Companies from December 1989 to May 31, 1993.
Daniel L. Barry(2-8)                   Chief Financial Officer of Orion since March 29, 1996,
Orion Capital Corporation              Vice President and Controller since October 1987; Vice
9 Farm Springs Drive                   Chairman of Security Reinsurance Company and
Farmington, CT 06032                   SecurityRe, Inc., subsidiaries of Orion, since 1989,
                                       Chief Financial Officer since March 29, 1996; Senior
                                       Vice President and Controller of CI, CSIC, DPIC, EBIC,
                                       EIC, F&C, and SICH since 1989, Chief Financial Officer
                                       since March 29, 1996.
Michael P. Maloney(2-4 & 6-8)          Vice President, General Counsel and Secretary of Orion
Orion Capital Corporation              since August 1979; Senior Vice President and Assistant
600 Fifth Avenue                       Secretary of each of the Subsidiaries since March
New York, NY 10020                     1987.
William G. McGovern                    Vice President and Chief Actuary of Orion since March
Orion Capital Corporation              1990; Senior Vice President and Chief Actuary of each
9 Farm Springs Drive                   of the Subsidiaries since October 1989.
Farmington, CT 06032
Vincent T. Papa(2-4 & 6-8)             Vice President and Treasurer of Orion since June 1985;
Orion Capital Corporation              Chairman of Wm. H. McGee & Co., Inc., a wholly-owned
600 Fifth Avenue                       subsidiary of Orion, since September 30, 1995; Senior
New York, NY 10020                     Vice President of each of the Subsidiaries since March
                                       1987, Treasurer from December 1990 to March 1996.
Raymond J. Schuyler(8)                 Vice President-Investments of Orion since June 1984;
Orion Capital Corporation              Senior Vice President-Investments of each of the
600 Fifth Avenue                       Subsidiaries since March 1986.
New York, NY 10020
Jonathan H. Gice(5)                    President of EBIC and EBI Companies, Inc. since March
EBI Companies, Inc.                    29, 1996; Vice President of EIC, SICH, CI and F&C
325 N. Corporate Drive                 since 1991; Executive Vice President of EBIC and EBI
Suite 100                              Companies, Inc. from November 1994 to March 29, 1996,
Milwaukee, WI 53045                    Senior Vice President from April 1993 to November
                                       1994, Vice President from 1991 to April 1993.

- ---------------

(2) Director of CI
  (3) Director of CSIC
  (4) Director of DPIC
  (5) Director of EBIC
  (6) Director of EIC
  (7) Director of F&C
  (8) Director of SICH

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                   EMPLOYMENT/MATERIAL POSITIONS
          NAME AND ADDRESS                        HELD DURING THE PAST FIVE YEARS
Eva Schlehofer(2 & 5-7)                Senior Vice President of each of the Subsidiaries
Orion Capital Companies, Inc.          since March 1994; Vice President of EIC, EBIC, CI, and
9 Farm Springs Drive                   F&C from 1991 to March 1994.
Farmington, CT 06032
Stanley G. Fullwood(2-8)               Vice President, General Counsel and Secretary of Orion
Orion Capital Companies, Inc.          Capital Companies, Inc., a subsidiary of Orion, and
9 Farm Springs Drive                   each of the Subsidiaries since 1988.
Farmington, CT 06032
Craig A. Nyman                         Vice President of Orion Capital Companies, Inc. and
Orion Capital Companies, Inc.          each of the Subsidiaries since 1991, Treasurer since
9 Farm Springs Drive                   March 29, 1996 and Assistant Treasurer from 1991 to
Farmington, CT 06032                   March 1996.
Graham A. Addington                    Senior Vice President of DPIC since March 1995; Chief
Security Insurance Company of          Agent in Canada of SICH since December 1994; Vice
  Hartford                             President of SICH since 1991.
155 University Avenue
Suite 702
Toronto, Ontario M5H 3B7 Canada
A. Russell Chaney                      Senior Vice President of DPIC and DPIC Companies since
Design Professionals                   1991.
Insurance Company
2959 Monterey-Salinas Highway
Monterey, CA 93940
Richard D. Crowell                     Senior Vice President of DPIC since March 7, 1996.
Design Professionals                   Senior Vice President of DPIC Companies from August
Insurance Company                      1995 to March 1996; self employed consultant from 1991
2959 Monterey-Salinas Highway          to 1993.
Monterey, CA 93940
William M. Demmon                      Senior Vice President of DPIC since October 1993; Vice
Design Professionals                   President of SICH since March 1994. Assistant Vice
Insurance Company                      President of DPIC Companies from 1991 to 1993.
2959 Monterey-Salinas Highway
Monterey, CA 93940
Ralph M. Hermann                       Senior Vice President of EIC, EBIC, CI and F&C since
EBI Companies, Inc.                    March 29, 1996, Vice President from 1991 to March
325 N. Corporate Drive                 1996.
Milwaukee, WI 53045

- ---------------

(2) Director of CI
  (3) Director of CSIC
  (4) Director of DPIC
  (5) Director of EBIC
  (6) Director of EIC
  (7) Director of F&C
  (8) Director of SICH

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                   EMPLOYMENT/MATERIAL POSITIONS
          NAME AND ADDRESS                        HELD DURING THE PAST FIVE YEARS
Paul E. McCarthy                       Senior Vice President of DPIC and President of
Peninsula Excess Insurance             Peninsula Excess Insurance Brokers, Inc. ("PenEx"), a
Brokers, Inc.                          subsidiary of Orion, since December 1995, Executive
1640 Powers Ferry Road                 Vice President of PenEx from January 1995 to December
Building 5, Suite 250                  1995. Affiliated with McCarthy & Associates,
Marietta, GA 30067                     underwriting consultants, 1993-1994, and Capital
                                       Special Risks, Inc., a wholesale insurance brokerage
                                       firm, 1991-1992.
Thomas M. Okarma                       Senior Vice President -- Chief Claims Officer of DPIC
Design Professionals                   since December 1995. Associated with AVA Insurance
Insurance Company                      Agency, Inc. an Illinois insurance agency specializing
2959 Monterey-Salinas Highway          in professional liability, 1984-November 1995.
Monterey, CA 93940
David J. Vermeulen                     Senior Vice President of DPIC since 1991; Vice
Design Professionals                   President of SICH since March 1994.
Insurance Company
2959 Monterey-Salinas Highway
Monterey, CA 93940
Florence E. Whitmire                   Senior Vice President of DPIC since October 1993, Vice
Design Professionals                   President from 1991 to September 1993; Vice President
Insurance Companies                    of SICH since March 1994.
2959 Monterey-Salinas Highway
Monterey, CA 93940

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares, and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

                               The Depositary is:

                      STATE STREET BANK AND TRUST COMPANY

           By Mail:                      By Courier:                       By Hand:
      State Street Bank               State Street Bank                 Bank of Boston
      and Trust Company               and Trust Company              c/o Boston Equiserve
   Corporate Reorganization        Corporate Reorganization        Corporate Reorganization
        P.O. Box 9061                  2 Heritage Drive                  55 Broadway
    Boston, MA 02205-8686           North Quincy, MA 02171                3rd Floor
                                                                   New York, New York 10006

                                 By Facsimile:
                                 (617) 774-4519

                             Confirm by telephone:
                                 (617) 774-4511

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers specified below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact his broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                           The Information Agent is:

                             D.F. KING & CO., INC.

                                       77 Water Street
                                      New York, NY 10005
                                        (212) 269-5550
                                        (Call Collect)

                                       or

                         Call Toll Free (800) 829-6551.

                      The Dealer Manager for the Offer is:
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                277 Park Avenue
                            New York, New York 10172
                         (212) 892-7700 (Call Collect)